Exhibit (a)(1)(A)

TOWNSQUARE MEDIA, INC.
July 18, 2018, as amended on July 31, 2018 and August 13, 2018
OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS
This offer to exchange and your associated withdrawal rights will expire at 11:59 p.m., Eastern Time, on August 16, 2018 (the “Expiration Date”), unless extended.
Townsquare Media, Inc., a Delaware corporation, which is sometimes referred to herein as the “Company,” “Townsquare,” “our,” “us,” or “we” is offering eligible executive officers, employees and directors the opportunity to exchange certain outstanding options to purchase shares of our common stock for new options covering a lesser number of shares of our common stock exercisable at a lower price (the “Replacement Options”), calculated in accordance with specified exchange ratios as described herein. Surrendered, and not withdrawn, eligible options will be canceled immediately upon the expiration of this offer and the Replacement Options will be granted under our 2014 Omnibus Incentive Plan (the “2014 Incentive Plan”) on the first business day following the Expiration Date. We are making this offer (the “Offer”) upon the terms, and subject to the conditions, set forth in this Offer to Exchange Eligible Options for Replacement Options (this “Exchange Offer”) and in the related Terms of Election (the “Terms of Election” and, together with this Exchange Offer, as they may be amended from time to time, the “Option Exchange”).
1.Eligibility. Only eligible options may be exchanged in the Exchange Offer. For these purposes, an eligible option is an outstanding stock option that was granted before January 1, 2018 under our 2014 Incentive Plan (the “Eligible Options”). Options granted under the 2014 Incentive Plan on or after January 1, 2018 are not eligible to be exchanged in the Exchange Offer and options that expire pursuant to their terms prior to the completion of the Exchange Offer are forfeited and not eligible to be exchanged for Replacement Options.
You are eligible to participate in the Option Exchange (an “Eligible Participant”) only if you are an executive officer, employee or director of the Company who meets the following conditions:

•
An executive officer or employee who holds Eligible Options and who is employed by us, or one of our subsidiaries, at the time of commencement of the Exchange Offer, and who continues to be an executive officer or employee and hold such Eligible Options through the date on which Replacement Options are granted at the conclusion of the Exchange Offer; or

•
A non-employee director who holds Eligible Options and is serving as a director at the time of commencement of the Exchange Offer, and who continues to serve as a director and hold such Eligible Options through the date on which Replacement Options are granted at the conclusion of the Exchange Offer.

The outstanding options that you hold under the 2014 Incentive Plan give you the right to purchase shares of our common stock once those options vest and you exercise those options by paying the applicable exercise price (and satisfying any applicable tax withholding obligations). Thus, when we use the term “option” in this Exchange Offer, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options. (See Section 1 of The Exchange Offer entitled “General Information (Eligibility; Number of Options; Expiration Date)” and Section 5 of this Exchange Offer entitled “Acceptance and Cancellation of Eligible Options; Granting of Replacement Options” below for additional information.)

Exhibit (a)(1)(A)

2.Exchange Ratios. The Exchange Offer is not a one-for-one exchange, which means that you will not receive one Replacement Option for every Eligible Option surrendered in the Exchange Offer. The number of Replacement Options to be granted in exchange for each Eligible Option surrendered in the Exchange Offer (the “Exchange Ratio”) depends on the grant date and exercise price of the surrendered option.
The Exchange Ratios applicable to the Exchange Offer cannot be calculated as of the date of this Offer because they will also depend on the closing price of our Class A common stock on the Expiration Date. However, for illustrative purposes only, the following table sets forth examples of the Exchange Ratios that would apply to Eligible Options surrendered, assuming the closing price of our Class A common stock on the Expiration Date is $8.09 (which was the closing price on August 13, 2018). We have also included exchange ratios associated with additional closing prices that represent both 7.5% ($8.70) and 15% ($9.30) upward and 7.5% ($7.48) and 15% ($6.88) downward declines in the assumed closing price. We have selected these price ranges based on the range of recent trading prices of our Class A common stock.

These exchange ratios were determined using the Black-Scholes option pricing model and are based on, among other factors, the volatility of our common stock, U.S. treasury rates, the exercise prices of the Eligible Options, the remaining terms of the Eligible Options and the term of the Replacement Options. Because the Black-Scholes option pricing model takes into account the closing price of our Class A common stock on the Expiration Date, the Black-Scholes value of the Replacement Options and Eligible Options, as well as the exact Exchange Ratios, will not be known until shortly after 4:00 p.m., Eastern Time, on the Expiration Date. Below is a table setting forth hypothetical exchange ratios that would be used in the Exchange Offer assuming various closing prices of our Class A common stock on the Expiration Date. After 4:00 p.m. (and no later than 5:00 pm), Eastern Time, on the Expiration Date, we will distribute by e-mail to all Eligible Participants the exact Exchange Ratios to be used in the Exchange Offer. The Exchange Ratios separately apply to each Eligible Option based upon the exercise price and grant date of such options. This means that if you hold various Eligible Options with different grant dates, they may each be subject to different Exchange Ratios.

Hypothetical Exchange Ratios for Eligible Options
Eligible Option Date of Grant and Exercise Price	Exchange Ratio - $6.88 Stock Price	Exchange Ratio - $7.48 Stock Price	Exchange Ratio - $8.09 Stock Price	Exchange Ratio - $8.70 Stock Price	Exchange Ratio - $9.30 Stock Price
July 24, 2014 - $9.63	1.574	1.360	1.199	1.073	*
August 22, 2014 - $9.63	1.564	1.354	1.195	1.072	*
September 10, 2014 - $9.63	1.556	1.350	1.193	1.071	*
June 12, 2015 - $9.63	1.475	1.303	1.169	1.063	*
August 19, 2015 - $9.63	1.461	1.294	1.164	1.061	*
August 26, 2015 - $9.63	1.458	1.293	1.164	1.061	*
January 26, 2016 - $8.96	1.576	1.294	1.095	*	*
January 25, 2017 - $10.62	1.512	1.370	1.255	1.162	1.085
December 21, 2017 - $8.24	1.107	1.029	*	*	*
* After factoring in the incremental $0.50, this assumed closing price yields an exercise price for Replacement Options that is greater than the exercise price of the corresponding Eligible Options. Accordingly, any elections to exchange such Eligible Options will be disregarded, and such Eligible Options would remain outstanding in accordance with their current terms.

Exhibit (a)(1)(A)

The number of shares subject to each Replacement Option will be determined by dividing the number of shares subject to an Eligible Option by the applicable Exchange Ratio, adjusted, if necessary, to eliminate any fractional shares. For purposes of applying the Exchange Ratios, fractional shares underlying new stock options will be rounded down to the nearest whole share underlying such new stock option on a grant-by-grant basis.

Assuming that the closing price of our Class A common stock on the Expiration Date is $8.09, an eligible option to purchase 1,000 shares with a per share exercise price of $8.96 granted on January 26, 2016 will have an exchange ratio of 1.095:1. Therefore, this Eligible Option will be exchangeable for a Replacement Option to purchase 913 shares, which is equal (after rounding down) to the number of shares underlying the Eligible Option, or 1,000, divided by 1.095.

The illustrative examples of exchange ratios set forth above were calculated to result in grants of Replacement Options with a fair value, for accounting purposes, that is approximately equal to the fair value of the Eligible Options that are surrendered in the Exchange Offer. Such a fair value exchange is intended to balance the compensatory goals of the Option Exchange and the interests of our stockholders, including reducing our total number of outstanding options, avoiding further dilution to our stockholders and minimizing the accounting expense of the grants of Replacement Options. The total number of Replacement Options a participating option holder will receive will be calculated according to the Exchange Ratios and rounded down to the nearest whole share of our common stock. Replacement Options to purchase fractional shares will not be granted and cash will not be paid for any fractional shares.

The Exchange Ratios that will be used to determine the number of shares underlying each Replacement Option are further described in Section 1 of The Exchange Offer entitled “General Information (Eligibility; Number of Options; Expiration Date).” Please keep in mind, however, that because we cannot know what the closing price of our Class A common stock will be on the Expiration Date, we cannot now determine the exact Exchange Ratio that will apply to the Eligible Options surrendered in the Option Exchange. Accordingly, the examples of Exchange Ratios set forth above are illustrative in nature; the Exchange Ratios applicable to Eligible Options surrendered in the Exchange Offer may differ materially from those set forth above and we are not making any representations about the Exchange Ratios that will apply hereunder.
3.Terms of Replacement Options. We will grant the Replacement Options under the 2014 Incentive Plan on the Replacement Option grant date, which will be the first business day following the Expiration Date, when we cancel the Eligible Options accepted for exchange. In order to be granted a Replacement Option, you must remain continuously employed by, or serve on the Board of Directors of, Townsquare (the “Board”) or one of our subsidiaries through the Replacement Option grant date. (See Section 8 of The Exchange Offer entitled “Terms of Replacement Options” below for more information.)
The Replacement Options:

•	will be exercisable for the same class of shares of Townsquare common stock (e.g., Class A or Class B shares) as the corresponding Eligible Option that has been surrendered in respect thereof;

•	will have a per-share exercise price equal to the sum of (a) the closing price of our Class A common stock on the Expiration Date plus (ii) $0.50;

•	will have a term equal to the remaining term of the corresponding Eligible Option that has been surrendered in respect thereof;

•	will have such vested and unvested portions, as applicable, in proportion to the vested and unvested percentages of the corresponding Eligible Option. For example, based on the illustrative Exchange

Exhibit (a)(1)(A)

Ratios set forth above, you would be granted 1,000 Replacement Options in exchange for surrendering 1,095 Eligible Options granted on January 26, 2016. If, at the time of the surrender, 100% of those 1,095 Eligible Options were vested, 100% of the Replacement Options will be vested at the time of grant. If, however, at the time of the surrender, only 50% of the Eligible Options (or 548 Eligible Options) were vested, then 50% of the Replacement Options (or 500 Replacement Options) will be vested at the time of grant, and the remaining 50% of the Replacement Options (or 500 Replacement Options) will vest proportionally in accordance with the vesting schedule that applied to the Eligible Options.

•
will be exercisable for shares that are freely transferable or subject to transfer restrictions, as applicable, in proportion to the percentages of the corresponding Eligible Option that were freely transferable or transfer restricted prior to the time of the surrender. For example, based on the illustrative Exchange Ratios set forth above, you would be granted 1,000 Replacement Options in exchange for surrendering 1,199 Eligible Options granted on July 24, 2014. If, at the time of the surrender, 20% of those 1,199 Eligible Options were exercisable for shares that remain subject to transfer restrictions, 20% of the Replacement Options would similarly be exercisable for shares that remain subject to transfer restrictions that will lapse over the same schedule that applied to the Eligible Options.

•	will be non-qualified stock options for U.S. federal income tax purposes.

•
will be granted under the 2014 Incentive Plan and, except as set forth above, will be subject to the same terms and conditions as the corresponding Eligible Option they are replacing, as set forth in the applicable option grant documents (See Section 8 of The Exchange Offer entitled “Terms of Replacement Options”, Section 13 of The Exchange Offer entitled “Material U.S. Federal Income Tax Consequences” and “Risk Factors” below for additional information.)

Although a special committee of disinterested members of our Board has approved this Offer, neither we, the special committee, nor our Board make any recommendation as to whether you should elect to exchange or refrain from electing to exchange all or any of your Eligible Options. You must make your own decision regarding whether to elect to exchange all or any of your Eligible Options.

This Offer is not conditioned upon a minimum aggregate number of Eligible Options being surrendered for exchange. This Offer is subject to certain conditions which we describe in Section 6 of this Exchange Offer and the terms described in this Offer. (See Section 6 of The Exchange Offer, entitled “Conditions of this Offer” below for additional information.)

Shares of our Class A common stock are listed on the New York Stock Exchange (the “NYSE”) under the symbol “TSQ.” On August 13, 2018, the closing price of our Class A common stock on the NYSE was $8.09 per share. The current market price of our common stock, however, is not necessarily indicative of future market prices of our common stock, and we cannot predict what the closing price of our common stock will be on the day on which the Exchange Offer expires. As Replacement Options will be issued with an exercise price equal to the closing price of our Class A common stock on NYSE on the Expiration Date plus $0.50, we recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options. As of August 13, 2018, Eligible Options outstanding under the 2014 Incentive Plan (which is our only existing equity incentive plan) were exercisable for approximately 8.0 million shares of our common stock, which would equate to approximately 29.9% of the total shares of our common stock outstanding (including Class A, Class B and Class C) as of August 13, 2018, which was 18,896,501 shares, if all such Eligible Options were exercised. Of these, approximately 8.0 million Eligible Options, approximately 46% are exercisable for shares of our Class A common stock and approximately 54% are exercisable for shares of our Class B common stock.

Exhibit (a)(1)(A)

4.Process to Participate. Participation in the Exchange Offer is voluntary, however the Exchange Offer is structured as an “all-or-nothing” exchange. This means that if you elect to participate and exchange Eligible Options for Replacement Options, you must exchange 100% of your outstanding Eligible Options.
If you would like to participate in the Exchange Offer, you must notify the Company of your election to exchange your eligible options before the Exchange Offer expires. You may notify us of your election by completing an election form and delivering it to the Company according to the instructions accompanying the form so that we receive it before the expiration deadline of 11:59 p.m., Eastern Time, on August 16, 2018 (or such later date as may apply if the Exchange Offer is extended). You must allow for adequate delivery time to ensure that we receive your election form by the expiration of the Exchange Offer. You can request an additional election form or notice of withdrawal by e-mailing optionexchange@townsquaremedia.com or contacting Chris Kitchen, EVP and General Counsel, at (203) 861-0903.

Exhibit (a)(1)(A)

IMPORTANT
Although a special committee of disinterested directors appointed by our Board has approved the Exchange Offer, consummation of the Exchange Offer is subject to, and conditioned on, the conditions described in Section 6 of The Exchange Offer, entitled “Conditions of this Offer.” Neither we nor any of our Board, executive officers, employees, advisors, representatives or other agents will make any recommendation as to whether you should participate in the Exchange Offer. You must make your own decision on whether to surrender your Eligible Options for exchange after taking into account your own personal circumstances or preferences. We encourage you to consult your personal tax, financial, legal and/or other advisors as you deem appropriate if you have questions about your financial or tax situation as it relates to the Exchange Offer. In addition, we encourage you to see the sections below and in our Annual Report on Form 10-K for the year ended December 31, 2017 entitled “Risk Factors” for a discussion of certain risks and uncertainties that you should consider while deciding whether to participate in the Exchange Offer.
The statements in this document concerning the Eligible Options, the 2014 Incentive Plan and the Replacement Options are summaries of the material terms but are not complete descriptions thereof. The full text of these documents has been filed with the U.S. Securities and Exchange Commission and we strongly encourage you to review such documents. See Section 17 of The Exchange Offer, entitled “Additional Information” for more information regarding the Schedule TO.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR FOREIGN SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE EXCHANGE OFFER DOCUMENT OR IN SUCH RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.
NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOYMENT OF THE COMPANY OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION.

Exhibit (a)(1)(A)

THE COMPANY RESERVES THE RIGHT TO AMEND OR TERMINATE THE 2014 INCENTIVE PLAN AT ANY TIME, AND THE GRANT OF AN OPTION UNDER THE 2014 INCENTIVE PLAN OR THIS OFFER DOES NOT IN ANY WAY OBLIGATE THE COMPANY TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OPTION EXCHANGE IN ANY FUTURE YEAR. THE GRANT OF AN OPTION AND ANY FUTURE OPTIONS GRANTED UNDER THE 2014 INCENTIVE PLAN OR IN RELATION TO THIS OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY LOCAL LAW.

TABLE OF CONTENTS
SUMMARY TERM SHEET (presented in a Question and Answer format)
RISK FACTORS
THE EXCHANGE OFFER

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS
This Summary Term Sheet contains important information about the Exchange Offer. It is presented in a question and answer format and is designed to address common questions that you may have about the Exchange Offer. We encourage you to carefully read the rest of The Exchange Offer document. Certain of the answers below also include references to the relevant sections of The Exchange Offer document, which begins on page 12, and to other portions of The Exchange Offer document, where you can find a more complete description of the topics discussed in this Summary Term Sheet.
Index to Questions and Answers

Section A. Background Information on the Exchange Offer
Q1.	What is the Exchange Offer?	11
Q2.	Why is Townsquare implementing the Exchange Offer?	11

Section B. Eligibility to Participate in the Exchange Offer
Q3.	Who is eligible to participate in the Exchange Offer?	11
Q4.	Am I eligible to participate in the Exchange Offer if I am on an authorized leave of absence?	11
Q5.	Will I be eligible to participate in the Exchange Offer if I do not remain employed by or continue providing services to Townsquare or one of its subsidiaries on the date the replacement options are granted?	11

Section C. Stock Options Eligible for the Exchange Offer
Q6.	Which of my stock options can I exchange in the Exchange Offer?	12
Q7.	Can I exchange some, but not all of my eligible options?	12
Q8.	Can I exchange stock options that I have already fully exercised?	12
Q9.	Can I exchange the remaining portion of an eligible option grant that I have only partially exercised?	12
Q10.	Will I be required to give up all of my rights under the eligible options that I surrender?	12
Q11.	Where can I get information about which of my options I can exchange in the Exchange Offer?	13

Section D. Participating in the Exchange Offer
Q12.	Is participation in the Exchange Offer voluntary?	13
Q13.	How long do I have to decide whether to participate in the Exchange Offer?	13
Q14.	How can I elect to participate in the Exchange Offer?	13
Q15.	If I already submitted an election form, can I change or withdraw my previous elections?	14
Q16.	How will I know if my election form has been received?	14
Q17.	What will happen if I do not submit my election form or my revised election form by the expiration of the Exchange Offer?	14

Section E. Replacement Options Received in the Exchange Offer
Q18.	How many replacement options will I receive in exchange for my surrendered options?	15
Q19.	Will the value of the replacement options I receive equal the value of the eligible options I surrender?	18
Q20.	Will the terms and conditions of the replacement options I receive be the same as the terms and conditions of the eligible options I surrender?	19
Q21.	How will the exercise price of my replacement options be determined?	19
Q22.	When will my replacement options become vested and exercisable?	19
Q23.	Will the shares deliverable upon exercise of my replacement options be freely transferrable or subject to transfer restrictions?	20

Section F. Tax Consequences of Participating in the Exchange Offer
Q24.	What are the U.S. federal income tax consequences of participating in the Exchange Offer?	20

Section G. Miscellaneous Items
Q25.	Is the Exchange Offer subject to any conditions?	21
Q26.	What happens if Townsquare’s stock price goes down in the future and my replacement options end up being underwater?	21
Q27.	What happens to my eligible options that are not exchanged in the Exchange Offer?	21
Q28.	Does Townsquare recommend participating in the Exchange Offer?	21
Q29.	Who do I contact if I need a paper copy of this Exchange Offer document or any documents attached to or referred to in this Offer to Exchange document, including an election form?	21

Section A.	Background Information on the Exchange Offer

Q1.	What is the Exchange Offer?
The Exchange Offer provides eligible participants with the opportunity to exchange certain stock options held by them for replacement options exercisable for a smaller number of the same class of shares with an exercise price equal to the closing price of our Class A common stock on the day on which the Exchange Offer expires plus $0.50.

Q2.	Why is Townsquare implementing the Exchange Offer?
Stock options are a key component of our compensation package and are designed to motivate and retain our executive officers, employees and non-employee directors and to align their interests with those of our stockholders. However, due to the significant decline in our stock price over the last several quarters, many of the outstanding stock options are significantly underwater, which means that the exercise price of the stock option exceeds the value of our common stock. We do not believe that these underwater stock options provide any meaningful incentive or retention value. By implementing the Exchange Offer and allowing our executive officers, employees and non-employee directors to exchange certain of their underwater stock options for replacement options having a market value exercise price increased by a set amount of $0.50, we believe that our equity compensation program will again provide the incentive and retention value that it was designed to provide. Please see Section 2 of The Exchange Offer, entitled “Purpose of the Exchange Offer,” for more information.

Section B.	Eligibility to Participate in the Exchange Offer

Q3.	Who is eligible to participate in the Exchange Offer?
The Exchange Offer is open to all of our executive officers and employees, as well as non-employee members of our Board that hold eligible options. Former executive officers and former employees are not are eligible to participate in the Exchange Offer. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligibility; Number of Options; Expiration Date),” for more information.

Q4.	Am I eligible to participate in the Exchange Offer if I am on an authorized leave of absence?
Any eligible participant who is on an authorized leave of absence will be able to participate in the Exchange Offer. If you surrender your eligible options and you are on an authorized leave of absence on the date the replacement options are granted, you will be entitled to receive replacement options on such date as long as all other eligibility requirements for the Exchange Offer are met. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligibility; Number of Options; Expiration Date),” for more information

Q5.
Will I be eligible to participate in the Exchange Offer if I do not remain employed by or continue providing services to Townsquare or one of its subsidiaries on the date the replacement options are granted?

No. In order to participate in the Exchange Offer and receive replacement options, a participant who elects to participate in the Exchange Offer must remain employed by or continue providing services to Townsquare or one of its subsidiaries through the replacement option grant date. In the event that a participant who elected to participate in the Exchange Offer does not remain employed by or continue providing services to

Townsquare or one of its subsidiaries through that date, the participant’s eligible options will not be exchanged and such options will continue to be governed by their existing terms and conditions. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligibility; Number of Options; Expiration Date),” and Section 5 of The Exchange Offer, entitled “Acceptance and Cancellation of Eligible Options; Granting of Replacement Options,” for more information.

Section C.	Stock Options Eligible for the Exchange Offer

Q6.	Which of my stock options can I exchange in the Exchange Offer?
Stock options granted to eligible participants under our 2014 Incentive Plan before January 1, 2018 are eligible to be exchanged in the Exchange Offer. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligibility; Number of Options; Expiration Date),” for more information

Q7.	Can I exchange some, but not all of my eligible options?
No. The Exchange Offer is structured as an “all-or-nothing” exchange. This means that you cannot elect to exchange some of your eligible options on a grant-by-grant basis. If you elect to participate in the Exchange Offer, you must exchange 100% of your outstanding eligible options. For example, if you hold three separate eligible option grants covering 90, 100 and 200 shares, you may either elect to exchange all three of these grants or none of these grants; you cannot elect to exchange one or two of these grants while continuing to hold the remaining grant or grants. Townsquare will be entitled, in its sole discretion, to reject any election by a participant as to less than all of his or her eligible options, in which case the participant’s eligible options will not be exchanged and such options will continue to be governed by their existing terms and conditions. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligibility; Number of Options; Expiration Date),” and Section 3 of The Exchange Offer, entitled “Procedure for Participating in the Exchange Offer,” for more information.

Q8.	Can I exchange stock options that I have already fully exercised?
No. Only eligible options that have not been fully exercised may be exchanged in the Exchange Offer. In addition, you will not be able to exchange shares of Townsquare stock that you own outright (including shares of Townsquare stock that you acquired upon an earlier exercise of Townsquare stock options).

Q9.	Can I exchange the remaining portion of an eligible option grant that I have only partially exercised?
Yes. If you previously exercised an eligible option grant in part, the remaining outstanding unexercised portion of the eligible option grant can be exchanged in the Exchange Offer. For example, if you were granted an eligible option covering 1,000 shares of our common stock and you have already exercised that option with respect to 400 of the underlying shares, you may elect to exchange the remaining portion of the option that is exercisable for 600 shares. However, as described in Question 7, in order to exchange the option with respect to those 600 remaining shares, you would be required to also exchange any other outstanding eligible option grants.

Q10.	Will I be required to give up all of my rights under the eligible options that I surrender?
Yes. Upon the expiration of the Exchange Offer, all of your eligible stock options that are accepted for exchange will be cancelled, and you will no longer have any rights under those surrendered eligible options.

Please see Section 5 of The Exchange Offer, entitled “Acceptance and Cancellation of Eligible Options; Granting of Replacement Options,” and Section 12 of The Exchange Offer, entitled “Status of Eligible Options Acquired by Townsquare in the Exchange Offer; Accounting Consequences of the Offer,” for more information.

Q11.	Where can I get information about which of my options I can exchange in the Exchange Offer?
Outstanding options granted under the 2014 Incentive Plan before January 1, 2018 are eligible for the Exchange Offer. You can view your current outstanding options by logging into your personal account page at the Certent portal at https://app.certent.com/EM/Account/Login. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligibility; Number of Options; Expiration Date),” for more information.

Section D.	Participating in the Exchange Offer

Q12.	Is participation in the Exchange Offer voluntary?
Yes. Participation in the Exchange Offer is voluntary. If you decide not to surrender any of your eligible options in the Exchange Offer, you do not need to do anything.

Q13.	How long do I have to decide whether to participate in the Exchange Offer?
The Exchange Offer commenced on July 18, 2018 and will expire at 11:59 p.m., Eastern Time, on August 16, 2018. No exceptions will be made to this deadline, unless we extend it. As such, if you would like to participate in the Exchange Offer, your election form must be properly submitted and received by the Company before 11:59 p.m., Eastern Time, on August 16, 2018. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. We note that no later than 5:00 p.m., Eastern Time, on August 16, 2018 (or such later date as may apply if the Exchange Offer is extended), we will distribute by email to all Eligible Participants the exact exchange ratios to be used in the Exchange Offer. This means that after you receive notification of the final exchange ratios, you will have approximately seven (7) hours before the 11:59 p.m. Eastern Time expiration deadline to make a final decision as to whether to tender or withdraw your eligible options. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligibility; Number of Options; Expiration Date),” Section 3 of The Exchange Offer, entitled “Procedure for Participating in the Exchange Offer,” and Section 4 of The Exchange Offer, entitled “Withdrawal Rights; Procedure for Changing and Withdrawing Elections,” for more information.

Q14.	How can I elect to participate in the Exchange Offer?
If you are an eligible participant and you would like to participate in the Exchange Offer, you must notify the Company of your election to exchange your eligible options before the Exchange Offer expires. You may notify us of your election by completing an election form and delivering it to the Company according to the instructions accompanying the form so that we receive it before the expiration deadline of 11:59 p.m., Eastern Time, on August 16, 2018 (or such later date as may apply if the Exchange Offer is extended). You must allow for adequate delivery time to ensure that we receive your election form by the expiration of the Exchange Offer. In order to receive an additional election form, you can request such form by e-mailing mailing optionexchange@townsquaremedia.com or contacting Chris Kitchen, EVP and General Counsel, at (203) 861-0903. You do not need to return your stock option agreement(s) relating to any surrendered eligible options, as they will be canceled automatically if we accept your eligible options for exchange.
Your eligible options will not be considered surrendered until we receive and accept your properly submitted election form. Your properly submitted election form must be received before 11:59 p.m., Eastern Time, on August 16, 2018 (or such later date as may apply if the Exchange Offer is extended). If you miss the deadline or submit an election form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer. You are responsible for making sure that the election form is properly completed and received by the Company before the expiration of the Exchange Offer.
We reserve the right to reject any or all surrenders of eligible options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly surrendered eligible stock options on August 17, 2018 (or such later date as may apply if the Exchange Offer is extended). Please see Section 3 of The Exchange Offer, entitled “Procedure for Participating in the Exchange Offer,” for more information.

Q15.	If I already submitted an election form, can I change or withdraw my previous elections?
Yes. If you previously submitted an election form to surrender your eligible options, you can change or withdraw your previous elections by completing a new election form or notice of withdrawal, as applicable, and delivering it to the Company according to the instructions accompanying the form or notice so that we receive it before the expiration deadline of 11:59 p.m., Eastern Time, on August 16, 2018 (or such later date as may apply if the Exchange Offer is extended). Your new properly completed and submitted election will replace your previous election, provided that it is received by us before the expiration of the Exchange Offer. You must allow for adequate delivery time to ensure that we receive your new election by the expiration of the Exchange Offer. In order to receive an additional election form or notice of withdrawal, as applicable, you may request such form by e-mailing optionexchange@townsquaremedia.com or contacting Chris Kitchen, EVP and General Counsel, at (203) 861-0903.
You may change or withdraw your elections at any time prior to the expiration of the Exchange Offer. If you miss the deadline for notifying us of your election change or withdrawal or if your election change or withdrawal is not accepted by us, but, in either case, you remain an eligible participant as of the replacement option grant date, your most recent properly completed election form on file with the Company as of the expiration of the Exchange Offer will be processed in accordance with the terms of the Exchange Offer. Please see Section 4 of The Exchange Offer, entitled “Withdrawal Rights; Procedure for Changing and Withdrawing Elections,” for more information.

Q16.	How will I know if my election form has been received?
We will e-mail you confirmation of receipt of your election form within three business days. However, it is your responsibility to ensure that we receive your election form prior to the expiration of the Exchange Offer.

Q17.	What will happen if I do not submit my election form or my revised election form by the expiration of the Exchange Offer?
If the Company does not receive your properly completed election to surrender your eligible options for exchange before the Exchange Offer expires (which will be at 11:59 p.m., Eastern Time, on August 16, 2018 (or such later date if we extend the Exchange Offer)), none of your eligible options will be exchanged and such options will continue to be governed by their existing terms and conditions. In addition, if you submit a revised election form but it is not received by us before the Exchange Offer expires, or if your revised election form is received by us before the Exchange Offer expires but it is not properly completed, then in either case, your most recent properly completed and submitted election form on file with the Company as of the expiration of the Exchange Offer will be processed in accordance with the terms of the Exchange Offer. Please see Section 3 of The Exchange Offer, entitled “Procedure for Participating in the Exchange Offer,” and Section 4 of The Exchange Offer, entitled “Withdrawal Rights; Procedure for Changing and Withdrawing Elections,” for more information.

Section E.	Replacement Options Received in the Exchange Offer

Q18.	How many replacement options will I receive in exchange for my surrendered options?
The number of replacement options that you receive will be determined using exchange ratios, based upon the fair value of your eligible options and the fair value of your replacement options. The exchange ratios will be calculated to result in an aggregate fair value, for accounting purposes, of the replacement options approximately equal to the aggregate current fair value of the eligible options they replace in order to balance the compensatory goals of the Option Exchange and the interests of our stockholders. If we were to exchange the options on a one-for-one basis, but reduce the exercise price to the lower current fair market value of our common stock, the fair value of the replacement options and the associated accounting expense would be greater than the current fair value of the eligible options. Accordingly, the higher-value replacement options will cover fewer shares than the lower-value eligible options they replace to achieve the same relative value.

The exchange ratios that will be used in the Exchange Offer represent the number of shares subject to eligible options that a participant must surrender in order to receive one replacement option, and vary based on the exercise price and remaining term of the eligible options. The exchange ratios applicable to the Exchange Offer cannot be determined as of the date of this Offer because they will also depend on the closing price of our Class A common stock on the day the Exchange Offer expires.
The exchange ratios will be calculated using the Black-Scholes option pricing model. The Black-Scholes option pricing model will take into account (i) the closing price of our Class A common stock on NYSE on the expiration date, (ii) the exercise price of the option, (iii) the expected volatility of our Class A common stock over the projected life of the option, (iv) the estimated expected life of the option, (v) the risk-free interest rate over the projected life of the option, and (vi) the expected dividends on our Class A common stock. A particular exchange ratio will apply for all eligible stock granted on a particular date with a particular exercise price. This means that if you hold various eligible options with different grant dates, they may each be subject to different exchange ratios. In each case, the number of replacement options you receive will depend on the exercise price and the grant date of your surrendered eligible options and the applicable exchange ratios, which will be calculated based on our Class A common stock price at the close of the trading day on the expiration date.
For illustrative purposes, below are several examples of how many replacement options you will receive in exchange for your surrendered options:
If, for example, you surrender an eligible option with a grant date of August 22, 2014 and an exercise price of $9.63 and the closing price of Class A common stock on the expiration date is $8.09, then the exchange ratio would be 1.195:1, (i.e., you would receive a replacement option for one share of common stock for each 1.195 shares of common stock underlying the eligible option that is tendered for exchange). By way of further example:

•
an eligible option to purchase 1,000 shares, granted on August 22, 2014, with an exercise price of $9.63 per share, would be exchanged for a replacement option to purchase 836 shares with an exercise price of $8.59 per share (which represents the closing price of our Class A common stock on the expiration date, plus $0.50).

If, for example, you surrender an eligible option with a grant date of August 26, 2015 and an exercise price of $9.63 and the closing price of Class A common stock on the expiration date is $8.09, then the exchange ratio would be 1.164:1, (i.e., you would receive a replacement option for one share of common stock for each 1.164 shares of common stock underlying the eligible option that is tendered for exchange). By way of further example:

•
an eligible option to purchase 1,000 shares, granted on August 26, 2015, with an exercise price of $9.63 per share, would be exchanged for a replacement option to purchase 859 shares with an exercise price of $8.59 per share (which represents the closing price of our Class A common stock on the expiration date, plus $0.50).

If, for example, you surrender an eligible option with a grant date of January 26, 2016 and an exercise price of $8.96 and the closing price of our Class A common stock on the expiration date is $8.09, then the exchange ratio would be 1.095:1, (i.e., you would receive a replacement option for one share of our common stock for each 1.095 shares of common stock underlying the eligible option that is tendered for exchange). By way of further example:

•
an eligible option to purchase 1,000 shares, granted on January 26, 2016, with an exercise price of $8.96 per share, would be exchanged for a replacement option to purchase 913 shares with an exercise price of $8.59 per share (which represents the closing price of our Class A common stock on the Expiration Date, plus $0.50).

As applied in each of the examples above, for purposes of applying the exchange ratios, fractional shares underlying new stock options will be rounded down to the nearest whole share underlying such new stock option on a grant-by-grant basis.
For further illustration, the following table sets forth the number of shares that would be subject to a replacement option if an eligible option to purchase 1,000 shares (granted at the various grant dates and exercise prices set forth below) was tendered for the exchange. The examples in this table are based on an assumed stock price of $8.09, which was the closing price of our Class A common stock on August 13, 2018.

Eligible Option Date of Grant and Exercise Price	Number of Shares Underlying Replacement Options Assuming Exchange of 1,000 Eligible Options
July 24, 2014 - $9.63	834
August 22, 2014 - $9.63	836
September 10, 2014 - $9.63	838
June 12, 2015 - $9.63	855
August 19, 2015 - $9.63	859
August 26, 2015 - $9.63	859
January 26, 2016 - $8.96	913
January 25, 2017 - $10.62	796
December 21, 2017 - $8.24	*
* After factoring in the incremental $0.50, an assumed closing price of $8.09 yields an exercise price for replacement options that is greater than the exercise price of these corresponding eligible options. Accordingly, any elections to exchange such eligible options will be disregarded, and such eligible options would remain outstanding in accordance with their current terms.
In the following table we have assumed that the closing price of our Class A common stock on the day the Exchange Offer expires is $8.09 (which was the closing price on August 13, 2018) and shows what exchange ratios would apply (as determined using the Black-Scholes model) for all tranches of eligible options. We have also included exchange ratios associated with additional closing prices that represent both 7.5% ($8.70) and 15% ($9.30) upward and 7.5% ($7.48) and 15% ($6.88) downward declines in the assumed closing price. We have selected these price ranges based on the range of recent trading prices of our Class A common stock.
Because the Black-Scholes option pricing model takes into account the closing price of our Class A common stock on the expiration date, the Black-Scholes value of the replacement options and eligible options, as well as the exact exchange ratios, will not be known until shortly after 4:00 p.m., Eastern Time, on the expiration date. Below is a table setting forth hypothetical exchange ratios that would be used in the Exchange Offer assuming various closing prices of our Class A common stock on the expiration date. No later than 5:00 p.m., Eastern Time, on the expiration date, we will distribute by e-mail to all Eligible Participants the exact exchange ratios to be used in the Exchange Offer.

Hypothetical Exchange Ratios for Eligible Options
Eligible Option Date of Grant and Exercise Price	Exchange Ratio - $6.88 Stock Price	Exchange Ratio - $7.48 Stock Price	Exchange Ratio - $8.09 Stock Price	Exchange Ratio - $8.70 Stock Price	Exchange Ratio - $9.30 Stock Price
July 24, 2014 - $9.63	1.574	1.360	1.199	1.073	*
August 22, 2014 - $9.63	1.564	1.354	1.195	1.072	*
September 10, 2014 - $9.63	1.556	1.350	1.193	1.071	*
June 12, 2015 - $9.63	1.475	1.303	1.169	1.063	*
August 19, 2015 - $9.63	1.461	1.294	1.164	1.061	*
August 26, 2015 - $9.63	1.458	1.293	1.164	1.061	*
January 26, 2016 - $8.96	1.576	1.294	1.095	*	*
January 25, 2017 - $10.62	1.512	1.370	1.255	1.162	1.085
December 21, 2017 - $8.24	1.107	1.029	*	*	*
* After factoring in the incremental $0.50, this assumed closing price yields an exercise price for replacement options that is greater than the exercise price of the corresponding eligible options. Accordingly, any elections to exchange such eligible options will be disregarded, and such eligible options would remain outstanding in accordance with their current terms.

Replacement options calculated according to the exchange ratios will be rounded down to the nearest whole share of our common stock on a grant-by-grant basis (based on the grant date of the eligible option). Replacement options to purchase fractional shares will not be granted and cash will not be paid for any fractional shares.
Please keep in mind that the exchange ratios set forth in the table above are for illustrative purposes only; the exchange ratios applicable to eligible options surrendered in the Exchange Offer may differ materially from those set forth above and we are not making any representations about the exchange ratios that will apply hereunder. Because the exchange ratios will depend upon the closing price of our Class A common stock on the date the Exchange Offer expires, we cannot now determine the exact exchange ratios that will apply to the eligible options surrendered in the Exchange Offer.
To ensure that you will have the information you need to make an informed decision regarding the number of shares underlying replacement options that will be granted for surrendered eligible options, after the NYSE closes on each of the ten trading days preceding (and inclusive of) the Expiration Date, we will post on the Company’s Intranet the indicative exchange ratios that would have applied if the Exchange Offer had expired on such day. Additionally, after the close of the third trading day prior to the expiration of the Exchange Offer, we will update the table of hypothetical exchange ratios based upon the actual closing price of our Class A common stock on such date and will amend the Schedule TO, as amended, in order to include the updated table. This amended Schedule TO will be filed with the SEC and the Exchange Offer will be furnished to eligible participants on the date such amendment is filed. Finally, after the NYSE closes on the expiration date (but no later than 5:00 p.m. Eastern Time), we will deliver to our eligible participants by e-mail a notification of the closing price of our Class A common stock for that day, the exercise price of the replacement options (which will be the closing price of our Class A common stock on the Expiration Date, plus $0.50) and the final exchange ratios for the eligible options.
You will have until 11:59 p.m., Eastern Time, on the expiration date (currently expected to be August 16, 2018) to make an election by completing and submitting an election form, or withdraw any previous election that you have made by completing and submitting a notice of withdrawal, in either case by delivering it to the Company according to the instructions accompanying the election form or notice of withdrawal so that we receive it before the expiration deadline of 11:59 p.m., Eastern Time, on August 16, 2018 (or such later date as may apply if the Exchange Offer is extended). Your new properly completed and submitted election or notice of withdrawal will replace your previous election, provided that it is received by us before the expiration of the Exchange Offer. You must allow for adequate delivery time to ensure that we receive your new election by the expiration of the Exchange Offer. In order to receive an additional election form or notice of withdrawal, as applicable, you may request such form by e-mailing optionexchange@townsquaremedia.com or contacting Chris Kitchen, EVP and General Counsel, at (203) 861-0903. See Section D “Participating in the Exchange Offer” above for more information on submitting your election form or notice of withdrawal.

Q19.	Will the value of the replacement options I receive equal the value of the eligible options I surrender?
Yes. We designed the Exchange Offer so that the value of replacement options received will equal approximately the value of the eligible options exchanged (based on the Black-Scholes option pricing model). Please see Section 1 of The Exchange Offer, entitled “General Information (Eligible Participants, Eligible Stock Options, Expiration Date, Etc.),” Section 9 of The Exchange Offer, entitled “Source and Amount of Consideration,” and Section 12 of The Exchange Offer, entitled “Status of Eligible Options Acquired by Townsquare in the Exchange Offer; Accounting Consequences of Offer,” for more information.

Q20.	Will the terms and conditions of the replacement options I receive be the same as the terms and conditions of the eligible options I surrender?
Yes. All replacement options will be exercisable for the same class of shares of Townsquare common stock (e.g., Class A or Class B shares) as the corresponding eligible option that has been surrendered in respect thereof. Additionally, all replacement options will be granted under the 2014 Incentive Plan and will be subject to its terms and the terms of the replacement option grant agreements. As explained below in Questions 21 and 22, replacement options will be subject to the same vesting schedule that applied to the eligible options for which they were exchanged, but will have a different exercise price. All replacement options will, however, have a term equal to the remaining term of the corresponding eligible option it is replacing. Replacement options received in exchange for eligible options that contain special vesting and/or exercise provisions upon a change in control, retirement or otherwise will also contain similar change in control, retirement and/or other provisions, as the case may be. Replacement options received in exchange for eligible stock options that do not contain such special change in control, retirement and/or other provisions will not contain such provisions. As described in Question 23 below, replacement options will be exercisable for shares that are freely transferrable or subject to transfer restrictions, as applicable, to the same extent applicable to the eligible options for which they were exchanged. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligibility; Number of Options; Expiration Date),” and Section 8 of The Exchange Offer, entitled “Terms of Replacement Options,” for more information.

Q21.	How will the exercise price of my replacement options be determined?
All replacement options will have an exercise price equal to the closing price of our Class A common stock on the NYSE on the date the Exchange Offer expires, plus a set amount of $0.50. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligibility; Number of Options; Expiration Date),” Section 5 of The Exchange Offer, entitled “Acceptance and Cancellation of Eligible Options; Granting of Replacement Options,” and Section 8 of The Exchange Offer, entitled “Terms of Replacement Options,” for more information.

Q22.	When will my replacement options become vested and exercisable?
The vesting schedule of replacement options will depend on the vesting schedule of the eligible options for which they were exchanged. Replacement options will have such vested and unvested portions, as applicable, in proportion to the vested and unvested percentages of the corresponding eligible option. Replacement options that are received in exchange for eligible options will vest as follows: (i) with respect to the portion of the eligible option that has vested as of the date the replacement options are granted, a proportionate amount of the replacement option will vest upon the issuance thereof and (ii) with respect to the portion of the eligible option that has not vested as of the date the replacement options are granted, a proportionate amount of the replacement option will become vested over the vesting schedule applicable to the eligible option for which such option was exchanged.
For example, based on the illustrative examples of applicable exchange ratios set forth above, if you surrender 2,190 eligible options granted on January 26, 2016 that are scheduled to vest as to 50% of such option on the third and fourth anniversary of the grant date (January 26, 2019 and January 26, 2020, respectively), you would be granted 2,000 replacement options that would vest proportionally in accordance with the same vesting schedule as follows:

	Eligible Options Surrendered in Option Exchange		Replacement Options Granted in Option Exchange
Vesting Date	Number of Eligible Options Vesting on Vesting Date	Percentage of Total Eligible Options Vested as of Vesting Date	Number of Replacement Options Vesting on Vesting Date	Percentage of Total Replacement Options Vested as of Vesting Date
January 26, 2019	1,095	50%	1,000	50%
January 26, 2020	1,095	100%	1,000	100%
Please note that replacement options received in exchange for eligible options that contain special vesting and/or exercise provisions upon a change in control, retirement or otherwise will also contain similar change in control, retirement and/or other provisions, as the case may be. Replacement options received in exchange for eligible options that do not contain such special change in control, retirement and/or other provisions will not contain such provisions. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligibility; Number of Options; Expiration Date),” and Section 8 of The Exchange Offer, entitled “Terms of Replacement Options,” for more information.

Q23.	Will the shares deliverable upon exercise of my replacement options be freely transferrable or subject to transfer restrictions?
The replacement options will be exercisable for shares that are freely transferrable or subject to transfer restrictions, as applicable, in proportion to the percentages of the corresponding eligible option that were freely transferable or transfer restricted prior to the time of the surrender. For example, based on the illustrative Exchange Ratios set forth above, you would be granted 1,000 replacement options in exchange for surrendering 1,199 eligible options granted on July 24, 2014. If, at the time of the surrender, all of your eligible options were vested, with 20% of those 1,199 vested eligible options exercisable for shares that remain subject to transfer restrictions, then all of the 1,000 corresponding replacement options would similarly be vested, with 200 (or 20%) exercisable for shares that remain subject to transfer restrictions that will lapse over the same schedule that applied to the surrendered eligible options.

Section F.	Tax Consequences of Participating in the Exchange Offer

Q24.	What are the U.S. federal income tax consequences of participating in the Exchange Offer?
Although the U.S. federal income tax consequences of participating in the Exchange Offer are not entirely certain, the exchange of eligible options for replacement options should be treated as a non-taxable exchange and no income should be recognized upon the grant of replacement options or the cancellation of the exchanged eligible options for U.S. federal income tax purposes. Each replacement option will be granted as a non-qualified stock option and generally will be subject to tax under U.S. federal income tax law upon exercise and disposition of the underlying shares in the same manner applicable to non-qualified stock options generally. Please see Section 13 of The Exchange Offer, entitled “Material U.S. Federal Income Tax Consequences,” for more information. We encourage you to consult your personal tax, financial, legal and/or other advisors as you deem appropriate if you have questions about your financial or tax situation as it relates to the Exchange Offer.

Section G.	Miscellaneous Items

Q25.	Is the Exchange Offer subject to any conditions?
The Exchange Offer is subject to a number of conditions related to events that could occur prior to the expiration of the Exchange Offer. These events are described in more detail in Section 6 of The Exchange Offer, entitled “Conditions of this Offer.” The Exchange Offer is not conditioned upon a minimum number of eligible options being surrendered for exchange or on a minimum number of eligible participants participating in the Exchange Offer. If any of the events described in Section 6 of The Exchange Offer occur, we may terminate, extend or amend the Exchange Offer in our sole discretion at any time prior to the expiration of the Exchange Offer.

Q26.	What happens if Townsquare’s stock price goes down in the future and my replacement options end up being underwater?
If the price of our common stock declines after the grant date of the replacement options, you will continue to hold your replacement options in accordance with the terms of the applicable grant documents and the 2014 Incentive Plan. You will not be permitted to exchange your replacement options for options that are not underwater.

Q27.	What happens to my eligible options that are not exchanged in the Exchange Offer?
The Exchange Offer will have no effect on eligible options that are not surrendered in the Exchange Offer. They will remain subject to their existing terms and conditions.

Q28.	Does Townsquare recommend participating in the Exchange Offer?
Townsquare cannot, and will not, make any recommendations as to whether you should participate in the Exchange Offer. Townsquare is providing as much information as possible to assist you in making your own informed decision regarding participating in the Exchange Offer. You are encouraged to seek further advice from your tax, financial and legal advisors. Please also review the section below entitled “Risk Factors” for a discussion of the risks of participating in the Exchange Offer.

Q29.	Who do I contact if I need a paper copy of this Exchange Offer document or any documents attached to or referred to in this Offer to Exchange document, including an election form?
If you need a paper copy of this Exchange Offer document or any documents attached to or referred to in this Exchange Offer document, including an election form, please e-mail optionexchange@townsquaremedia.com or contact Chris Kitchen, EVP and General Counsel, at (203) 861-0903.
NONE OF THE COMPANY, OUR BOARD, EXECUTIVE OFFICERS EMPLOYEES, REPRESENTATIVES, ADVISORS, OR OTHER AGENTS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER AND TO WHAT EXTENT TO PARTICIPATE. WE ENCOURAGE YOU TO SPEAK WITH YOUR FINANCIAL, LEGAL AND/OR TAX ADVISORS, AS NECESSARY, BEFORE DECIDING WHETHER TO PARTICIPATE IN THE OFFER.

RISK FACTORS
Participation in this Offer involves a number of potential risks and uncertainties, including those described below. This list and the risk factors set forth under the heading entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC, highlight the material risks related to Townsquare that may impact your decision to participate in this Offer. You should carefully consider these risks and we encourage you to speak with your financial, legal and/or tax advisors before deciding whether to participate in this Offer. In addition, we strongly urge you to read the sections in this Exchange Offer discussing the tax consequences of participating in this Offer, as well as the rest of this Exchange Offer for a more in-depth discussion of the risks that may apply to you.

This Exchange Offer and our SEC reports referred to above include “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The statements contained in this Exchange Offer and our SEC reports referred to above that are not purely historical are forward-looking statements. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions or variations intended to identify forward-looking statements. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and our Annual Report on Form 10-K for the year ended December 31, 2017. Furthermore, such forward-looking statements speak only as of the date of this report. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.

Risks Related to the Exchange Offer
If the price of our common stock increases after the date the Replacement Options are granted, your greater number of surrendered Eligible Options might have been worth more than the Replacement Options you will receive in exchange for them.
Because you will receive Replacement Options covering fewer shares than the Eligible Options surrendered, your Replacement Options may have less potential for increases in value due to significantly higher Townsquare stock prices. The valuation method that we will use for establishing the exchange ratios is designed to estimate a fair value of options as of the date the Replacement Options are granted and is not a prediction of the future value that might be realized through Eligible Options or Replacement Options. As such, it is possible that in the future, your surrendered eligible stock options would have been more valuable upon exercise than the Replacement Options that you receive in the Exchange Offer.
Whether you will be in a better position if you surrender your Eligible Options for Replacement Options instead of retaining your Eligible Options depends on many factors, including the number of Eligible Options you hold, the number of Replacement Options that you would receive in exchange for your Eligible Options, the exercise price of the Replacement Options and your Eligible Options, the value of our common stock in the future, how long you remain employed by or continue providing services to Townsquare or one of our subsidiaries and the expiration date of your Eligible Options. We encourage you to consult with your financial, tax, legal and other advisors when determining whether to participate in the Exchange Offer.
The value of our common stock could decrease after the date the Replacement Options are granted, causing your Replacement Options to be underwater.
There is no guarantee that our stock price will increase after the Replacement Option grant date. If the price of our common stock decreases after the date the Replacement Options are granted, your Replacement Options will be underwater and will be less valuable than when you received them.
The exchange ratio used in the Exchange Offer may not accurately reflect the value of your Eligible Options at the time of their exchange.
The calculation of the exchange ratio for the Eligible Options in the Exchange Offer is based on the Black-Scholes option pricing model and relies on numerous assumptions. If a different method or different assumptions are used, or if the exchange ratio is calculated as of a different date, the exchange ratio may vary from the exchange ratio in this Exchange Offer. The valuation method that we use for establishing the exchange ratio is designed to estimate a fair value of options as of the date the exchange ratio is calculated and is not a prediction of the future value that might be realized through Eligible Options or Replacement Options.
You should be aware that option valuation is inherently difficult to estimate and imprecise. Although the Black-Scholes model is a standard and accepted model for determining the value of options, the utilization of different assumptions in the Black-Scholes option pricing model can produce significantly different results for the ultimate value of an option.
Moreover, even experts can disagree on the correct assumptions to use for any particular option valuation exercise. The assumptions we use for purposes of this Exchange Offer may not be the same as those used by others and, therefore, our valuation of the Eligible Options, the Replacement Options and/or the exchange ratio may not be consistent with those obtained using other valuation techniques or input assumptions and may not reflect the actual value of these options.
If you are subject to non-U.S. tax laws, there may be tax or other consequences for participating in the Exchange Offer.
If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance or other consequences that may apply to you if you participate in the Exchange Offer. You are encouraged to consult your own financial, tax and legal advisors to discuss these consequences.
Risks Related to Our Business and Common Stock
You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2017 and also the other information provided in this Exchange Offer and the other materials that we have filed with the SEC, before making a decision on whether or not to tender your Eligible Options. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 17 of The Exchange Offer entitled “Additional Information”

for more information regarding reports we file with the SEC and how to obtain copies or otherwise review these reports. The reports can also be accessed free of charge at http://www.townsquaremedia.com/equity-investors/sec-filings.

THE EXCHANGE OFFER

Section 1.	General Information (Eligibility, Number of Options; Expiration Date)
Upon the terms and subject to the conditions of this Exchange Offer, we are offering eligible executive officers, employees and non-employee directors the opportunity to exchange certain outstanding options to purchase shares of our common stock for new options covering a lesser number of shares of our common stock (“Replacement Options”), calculated in accordance with specified exchange ratios as described herein. Surrendered, and not withdrawn, eligible options will be canceled immediately upon the expiration of this offer (the date upon which the Offer expires, the “Expiration Date”) and the Replacement Options will be granted under our 2014 Omnibus Incentive Plan (the “2014 Incentive Plan”) on the first business day following the Expiration Date.
Only eligible options may be exchanged in the Exchange Offer. For these purposes, an eligible option is an outstanding stock option that was granted before January 1, 2018 under our 2014 Incentive Plan (the “Eligible Options”). Options granted under the 2014 Incentive Plan on or after January 1, 2018 are not eligible to be exchanged in the Exchange Offer and options that expire pursuant to their terms prior to the completion of the Exchange Offer are forfeited and not eligible to be exchanged for Replacement Options.
You are eligible to participate in the Option Exchange (an “Eligible Participant”) only if you are an executive officer, employee or director of the Company who meets the following conditions:

•
An executive officer or employee who holds Eligible Options and who is employed by us, or one of our subsidiaries, at the time of commencement of the Exchange Offer, and who continues to be an executive officer or employee and hold such Eligible Options through the date on which Replacement Options are granted at the conclusion of the Exchange Offer; or

•
A non-employee director who holds Eligible Options and is serving as a director at the time of commencement of the Exchange Offer, and who continues to serve as a director and hold such Eligible Options through the date on which Replacement Options are granted at the conclusion of the Exchange Offer.

The outstanding options that you hold under the 2014 Incentive Plan give you the right to purchase shares of our common stock once those options vest and you exercise those options by paying the applicable exercise price (and satisfying any applicable tax withholding obligations). Thus, when we use the term “option” in this Exchange Offer, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.
If you elect to exchange Eligible Options, you will not be eligible to receive Replacement Options unless you continue to be employed by Townsquare or any of our subsidiaries through the Replacement Option grant date.
ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EXECUTIVE OFFICER, EMPLOYEE OR NON-EMPLOYEE DIRECTOR OF TOWNSQUARE OR ANY OF OUR SUBSIDIARIES AS DESCRIBED ABOVE ON THE REPLACEMENT OPTION GRANT DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED YOUR ELIGIBLE OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING ELIGIBLE OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF A TERMINATION OF YOUR SERVICE, YOU MAY EXERCISE YOUR OUTSTANDING

ELIGIBLE OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF SERVICE.
This is an “all-or-nothing” Option Exchange, which means that if you chose to participate in the Exchange Offer, you must exchange all of your Eligible Options for Replacement Options if any are exchanged. No partial exchanges will be permitted. If you have previously exercised a portion of an Eligible Option grant, only the portion of the Eligible Option grant which has not yet been exercised will be eligible to be exchanged. Eligible Options that you choose not to exchange or that we do not accept for exchange will remain outstanding and will retain their existing terms, exercise prices and vesting schedules.
If you properly tender your Eligible Options and such tendered options are accepted for exchange, the tendered options will be canceled and, subject to the terms of this Offer, you will be entitled to receive a number of Replacement Options determined using an exchange ratio determined as described below, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the 2014 Incentive Plan, the Replacement Option award agreement, and the stock option grant notice. The 2014 Incentive Plan and illustrative forms of Replacement Option award agreements are attached hereto as Exhibit A and Exhibit B, respectively.
The Exchange Offer is not a one-for-one exchange, which means that you will not receive one Replacement Option for every Eligible Option surrendered in the Exchange Offer. The number of Replacement Options to be granted in exchange for each Eligible Option surrendered in the Exchange Offer (the “Exchange Ratio”) depends on the grant date and exercise price of the surrendered option.
The Exchange Ratios applicable to the Exchange Offer cannot be calculated as of the date of this Offer because they will also depend on the closing price of our Class A common stock on the Expiration Date. However, for illustrative purposes only, the following table sets forth examples of the Exchange Ratios that would apply to Eligible Options surrendered, assuming the closing price of our Class A common stock on the Expiration Date is $8.09 (which was the closing price on August 13, 2018). We have also included exchange ratios associated with additional closing prices that represent both 7.5% ($8.70) and 15% ($9.30) upward and 7.5% ($7.48) and 15% ($6.88) downward declines in the assumed closing price. We have selected these price ranges based on the range of recent trading prices of our Class A common stock. These Exchange Ratios were determined using the Black-Scholes model and are based on, among other factors, the volatility of our common stock, U.S. treasury rates, the exercise prices of the Eligible Options, the remaining terms of the Eligible Options and the term of the Replacement Options.

Hypothetical Exchange Ratios for Eligible Options
Eligible Option Date of Grant and Exercise Price	Exchange Ratio - $6.88 Stock Price	Exchange Ratio - $7.48 Stock Price	Exchange Ratio - $8.09 Stock Price	Exchange Ratio - $8.70 Stock Price	Exchange Ratio - $9.30 Stock Price
July 24, 2014 - $9.63	1.574	1.360	1.199	1.073	*
August 22, 2014 - $9.63	1.564	1.354	1.195	1.072	*
September 10, 2014 - $9.63	1.556	1.350	1.193	1.071	*
June 12, 2015 - $9.63	1.475	1.303	1.169	1.063	*
August 19, 2015 - $9.63	1.461	1.294	1.164	1.061	*
August 26, 2015 - $9.63	1.458	1.293	1.164	1.061	*
January 26, 2016 - $8.96	1.576	1.294	1.095	*	*
January 25, 2017 - $10.62	1.512	1.370	1.255	1.162	1.085
December 21, 2017 - $8.24	1.107	1.029	*	*	*
* After factoring in the incremental $0.50, this assumed closing price yields an exercise price for Replacement Options that is greater than the exercise price of the corresponding Eligible Options. Accordingly, any elections to exchange such Eligible Options will be disregarded, and such Eligible Options would remain outstanding in accordance with their current terms.
Because the Black-Scholes option pricing model takes into account the closing price of our Class A common stock on the Expiration Date, the Black-Scholes value of the Replacement Options and Eligible Options, as well as the exact exchange ratios, will not be known until shortly after 4:00 p.m., Eastern Time, on the Expiration Date. No later than 5:00 p.m., Eastern Time, on the Expiration Date, we will distribute by e-mail to all Eligible Participants the exact exchange ratios to be used in the Exchange Offer.
Example: To illustrate how the Exchange Ratios work, assume that:

•	You are currently an executive officer, employee or non-employee director

•	You have the following existing option grants:

Exercise Price of Eligible Option	Grant Date of Eligible Option	Shares Subject to Eligible Options
$9.63	July 24, 2014	5,000
$9.63	August 26, 2015	2,000
$8.96	January 26, 2016	3,000
$10.62	January 25, 2017	2,000
If you elect to participate in the Exchange Offer, your election to exchange can cover either zero of your Eligible Options or 100% of your Eligible Options (i.e., all outstanding 12,000 Eligible Options). You cannot, for example, elect to exchange only your 5,000 Eligible Options granted on July 24, 2014 or your 2,000 Eligible Options Granted on August 26, 2015.
Under these facts, the table below shows the number of shares of common stock subject to each Replacement Option you would receive were you to participate in the Exchange Offer and elect to exchange all of the Eligible Options set forth above.

Exercise Price of Eligible Option	Grant Date of Eligible Option	Canceled Shares Subject to Eligible Options	Exchange Ratio	Shares Subject to Replacement Options
$9.63	July 24, 2014	5,000	1.199 for 1	4,170
$9.63	August 26, 2015	2,000	1.164 for 1	1,718
$8.96	January 26, 2016	3,000	1.095 for 1	2,739
$10.62	January 25, 2017	2,000	1.255 for 1	1,593
Please keep in mind that the Exchange Ratios used in this example and set forth in the table above are for illustrative purposes only; the Exchange Ratios applicable to Eligible Options surrendered in the Exchange Offer may differ materially from those set forth above and we are not making any representations about the Exchange Ratios that will apply hereunder. Because the Exchange Ratios will depend upon the closing price of our Class A common stock on the date the Exchange Offer expires, we cannot now determine the exact Exchange Ratios that will apply to the Eligible Options surrendered in the Exchange Offer.
Unless prevented by applicable law or regulations, Replacement Options will be granted under the 2014 Incentive Plan. The Replacement Options will be exercisable for the same class of shares of Townsquare common stock (e.g., Class A or Class B shares) as the corresponding Eligible Option that has been surrendered in respect thereof, and will have the terms and be subject to the conditions as provided for in the 2014 Incentive Plan and the Replacement Option award agreement. The Replacement Options will have a new exercise price and will cover a fewer number of shares of our common stock than the surrendered Eligible Options.
The per-share exercise price of the Replacement Options will be equal to the sum of (a) the closing price of our common stock on the Expiration Date plus (ii) $0.50. Options that expire pursuant to their terms prior to the completion of the Exchange Offer will be forfeited as of the Expiration Date and will not be eligible to be exchanged for Replacement Options.
The term “Expiration Date” means 11:59 P.M. Eastern Time on August 16, 2018, unless and until we, in our sole discretion, extend the period of time during which this Offer will remain open, in which event the term “Expiration Date” refers to the latest time and date at which this Exchange Offer, as so extended, expires. See Section 15 of this Exchange Offer entitled “Extension of the Exchange Offer; Termination; Amendment” for a description of our rights to extend, delay, terminate and amend this Offer.
For purposes of this Offer, a “business day” means any day other than a Saturday, a Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time of each such day.
To ensure that you will have the information you need to make an informed decision regarding the number of shares underlying Replacement Options that will be granted for surrendered Eligible Options, after the NYSE closes on each of the ten trading days preceding (and inclusive of) the Expiration Date, we will post on the Company’s Intranet the indicative Exchange Ratios that would have applied if the Exchange Offer had expired on such day. Additionally, after the close of the third trading day prior to the expiration of the Exchange Offer, we will update the table of hypothetical Exchange Ratios based upon the actual closing price of our Class A common stock on such date and will amend the Schedule TO, as amended, in order to include the updated table. This amended Schedule TO will be filed with the SEC and the Exchange Offer will be furnished to Eligible Participants. Finally, after the NYSE closes on the Expiration Date (but in no event after 5:00 p.m. Eastern Time on such date), we will deliver to Eligible Participants by e-mail a notification of the closing price of our Class A common stock for that day, the exercise price of the Replacement Options (which will be the closing price of our Class A common stock on the expiration date, plus $0.50) and the final Exchange Ratios for the Eligible Options.
You will have until 11:59 p.m., Eastern Time, on the Expiration Date (currently expected to be August 16, 2018) to make an election by completing and submitting an election form, or withdraw any previous election that you have made by completing and submitting a notice of withdrawal, in either case by delivering it to the Company according to the instructions accompanying the election form or notice of withdrawal so that we receive it before the expiration deadline of 11:59 p.m., Eastern Time, on August 16, 2018 (or such later date as may apply if the Exchange Offer is extended). Your new properly completed and submitted election or notice of withdrawal will replace your previous election, provided that it is received by us before the expiration of the Exchange Offer. You must allow for adequate delivery time to ensure that we receive your new election by the expiration of the Exchange Offer. In order to receive an additional election form or notice of withdrawal, as applicable, you may request such form by e-mailing optionexchange@townsquaremedia.com or contacting Chris Kitchen, EVP and General Counsel, at (203) 861-0903. See Section 4 of this Exchange Offer entitled “Withdrawal Rights; Procedure for Changing and Withdrawing Elections” for more information on changing and withdrawing elections.
Section 2.    Purpose of the Exchange Offer
Our equity compensation program is intended to attract, retain and motivate key employees and other key contributors. Despite our efforts, our stock price has experienced a significant decline over the last several quarters, which has resulted in our eligible participants holding a substantial number of underwater stock options. As of July 13, 2018, 100% of outstanding Eligible Options held by our current executive officers, employees and directors were underwater. These underwater stock options have many negative effects on the Company and on our equity compensation program, including limiting the retention and incentive value of the overall program. Additionally, even though many of these stock options may never be exercised because they are significantly underwater, we must continue to recognize an expense for them to the extent they are unvested.
By implementing the Exchange Offer and allowing our executive officers, employees and non-employee directors to exchange certain of their underwater stock options for replacement options having a market value exercise price, we believe that our equity compensation program will again provide the incentive and retention value that it was designed to provide. In addition, we will be able to cancel surrendered Eligible Options that are not providing any meaningful retention or incentive value, but that are required to be expensed (to the extent unvested).
Because participants will receive a lesser number of Replacement Options for their surrendered Eligible Options, the Exchange Offer will have the added benefit of reducing the number of options outstanding under our 2014 Incentive Plan, resulting in an overall reduction in our equity award overhang.

Section 3.	Procedure for Participating in the Exchange Offer
If you are an eligible participant and you wish to participate in the Exchange Offer, you must notify the Company of your election before the Exchange Offer expires at 11:59 p.m., Eastern Time, on August 16, 2018 (or such later date as may apply if the Exchange Offer is extended). If we extend the Exchange Offer beyond that time, you may surrender your Eligible Options for exchange at any time until the extended expiration date of the Exchange Offer. No later than 5:00 p.m., Eastern Time, on August 16, 2018 (or such later date as may apply if the Exchange Offer is extended), we will distribute by email to all Eligible

Participants the exact Exchange Ratios to be used in the Exchange Offer. This means that after you receive notification of the final Exchange Ratios, you will have approximately seven (7) hours before the 11:59 p.m. Eastern Time expiration deadline to make a final decision as to whether to tender or withdraw your Eligible Options.
Because this is an “all-or-nothing” Exchange Offer, if you chose to participate in the Exchange Offer, you must exchange all of your Eligible Options for Replacement Options if any are exchanged. You will not be permitted to exchange your Eligible Options for Replacement Options on a grant-by-grant basis, and no partial exchanges of a grant or grants will be permitted. You may not elect to exchange only some of your Eligible Option and retain your other Eligible Options. If you attempt to exchange some, but not all, of your Eligible Options, your election form will be rejected, in which case your Eligible Options will not be exchanged and such options will continue to be governed by their existing terms and conditions.
Procedure for Electing to Participate in the Exchange Offer. If you are an Eligible Participant and you wish to surrender your Eligible Options for exchange, you must notify the Company of your election to exchange your Eligible Options before the Exchange Offer expires. You may notify us of your election by completing an election form and delivering it to the Company according to the instructions accompanying the form so that we receive it before the expiration deadline of 11:59 p.m., Eastern Time, on August 16, 2018 (or such later date as may apply if the Exchange Offer is extended). You must allow for adequate delivery time to ensure that we receive your election form by the expiration of the Exchange Offer. In order to receive an additional election form, you may request such form by e-mailing optionexchange@townsquaremedia.com or contacting Chris Kitchen, EVP and General Counsel, at (203) 861-0900.
Submissions by any other means will NOT be accepted.
Except as described in the following two sentences, the election form must be signed by the Eligible Participant who surrenders the Eligible Options exactly as the Eligible Participant’s name appears on the stock option agreement relating to the Eligible Options. If the Eligible Participant’s name has been legally changed since the stock option agreement was signed, proof of the legal name change must be submitted with the election form. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence (as determined by us) of the authority of such person to act in such capacity must be identified on, and submitted with, the election form. You do not need to return your stock option agreement(s) relating to any surrendered Eligible Options, as they will be cancelled automatically if we accept your Eligible Options for exchange.
We will confirm receipt of your election form within three business days after it is received. We filed a form of this confirmation with the SEC as an exhibit to the Tender Offer Statement on Schedule TO of which this Exchange Offer document is a part (“Schedule TO”). Our receipt of your election form is not by itself an acceptance of your Eligible Options for exchange. For purposes of this Offer, we will be deemed to have accepted Eligible Options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance of Eligible Options for exchange. We may issue this notice of acceptance by, email or other form of written communication. Eligible Options accepted for exchange will be canceled as of the Expiration Date.
We will strictly enforce the offering period, subject only to any extension, which we may grant in our sole discretion. If you do not submit your election by 11:59 P.M. Eastern Time on August 16, 2018, then you will not participate in this Exchange Offer, and all stock options currently held by you will remain intact at their original exercise price and with their original terms.

IF YOU FAIL TO PROPERLY SUBMIT YOUR ELECTION BY THE DEADLINE, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THIS OFFER.
Subject to our right to extend, terminate and amend this Exchange Offer, we currently expect that we will accept promptly after 11:59 P.M. Eastern Time on the Expiration Date all properly elected Eligible Options that have not been validly withdrawn. We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Eligible Options. We reserve the right to reject any election or any Eligible Option elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Neither we nor any other person is obligated to give notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any notice. No surrender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of the Eligible Options or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the Securities Exchange Act, we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any surrender with respect to any particular Eligible Options or any particular eligible employee.
Your election to exchange Eligible Options through the procedures described above constitutes your acceptance of the terms and conditions of this Exchange Offer, and will be controlling, absolute and final, subject to your withdrawal rights under the Exchange Offer as described in Section 4 of this Exchange Offer entitled “Withdrawal Rights; Procedure for Changing and Withdrawing Elections” and our acceptance of your tendered Eligible Options in accordance with the Offer as described in Section 5 of this Exchange Offer entitled “Acceptance and Cancellation of Eligible Options; Granting of Replacement Options.” Our acceptance of your Eligible Options for exchange will constitute a binding agreement between Townsquare and you upon the terms and subject to the conditions of this Offer.

Section 4.	Withdrawal Rights; Procedure for Changing and Withdrawing Elections
If you previously submitted an election form to surrender your Eligible Options, you can change or withdraw your previous elections by completing a new election form or notice of withdrawal, as applicable, and delivering it to the Company according to the instructions accompanying the form or notice so that we receive it before the expiration deadline of 11:59 p.m., Eastern Time, on August 16, 2018 (or such later date as may apply if the Exchange Offer is extended). Your new properly completed and submitted election will replace your previous election, provided that it is received by us before the expiration of the Exchange Offer. You must allow for adequate delivery time to ensure that we receive your new election by the expiration of the Exchange Offer. In order to receive an additional election form or notice of withdrawal, you may request such form by e-mailing optionexchange@townsquaremedia.com or contacting Chris Kitchen, EVP and General Counsel, at (203) 861-0903.
Submissions by any other means will NOT be accepted.
The same rules that apply to making elections (as described in Section 3 of this Exchange Offer entitled, “Procedures for Participating in the Exchange Offer”) also apply to changing or withdrawing your elections. Accordingly, just as you may not surrender only some of your Eligible Options, you may also not change or withdraw your election with respect to only a portion of your Eligible Options. If you elect to withdraw your previously surrendered Eligible Options, you must withdraw all of your Eligible Options, as you cannot withdraw your Eligible Options on a grant by grant basis.

If you notify us of a revised election, we will e-mail you confirmation of receipt of your revised election within three business after it is received. We filed a form of this confirmation with the SEC as an exhibit to the Schedule TO.
You may change or withdraw your elections at any time prior to the expiration of the Exchange Offer by following the procedures described in Section 3 of this Exchange Offer entitled, “Procedures for Participating in the Exchange Offer,” this Section 4 and the applicable election form or notice of withdrawal. We note that no later than 5:00 p.m., Eastern Time, on August 16, 2018 (or such later date as may apply if the Exchange Offer is extended), we will distribute by email to all Eligible Participants the exact Exchange Ratios to be used in the Exchange Offer. This means that after you receive notification of the final Exchange Ratios, you will have approximately seven (7) hours before the 11:59 p.m. Eastern Time expiration deadline to make a final decision as to whether to tender or withdraw your Eligible Options.
If you miss the deadline for notifying the Company of your election change or withdrawal or if your election change or withdrawal is not accepted by us, but, in either case, you remain an Eligible Participant as of the Replacement Option grant date, your most recent properly completed election form as of the expiration of the Exchange Offer will be processed in accordance with the terms of the Exchange Offer. Your previous elections will not be considered changed or withdrawn until we receive and accept your properly completed and submitted revised election. You are responsible for making sure that your elections are properly completed and received by the deadline.
Neither Townsquare nor any other person is obligated to give notice of any defects or irregularities in any election form. No changes or withdrawals will be deemed to have been properly made until all defects or irregularities have been cured by the Eligible Participant making the election unless waived by us. We will determine all questions as to the form and validity, including time of receipt, of notices. Our determinations of these matters will be final and binding on all parties. Please note that the exchange period will be strictly enforced and no exceptions will be made for any reason.

Section 5.	Acceptance and Cancellation of Eligible Options; Granting of Replacement Options
Upon the terms and subject to the conditions of this Offer, including those conditions listed in Section 6 of this Exchange Offer entitled, “Conditions of this Offer” below, and promptly following the expiration of this Exchange Offer, we will accept for exchange and cancel options properly tendered for exchange and not validly withdrawn before the Expiration Date. Once your Eligible Options have been accepted for exchange, you will receive a confirmation notice promptly following the expiration of this Offer confirming that your options have been accepted for exchange and canceled.
If your Eligible Options are properly elected for exchange and accepted by us, we will cancel your options upon the expiration of this Exchange Offer, and you will also be granted Replacement Options on the Replacement Option grant date, which is expected to occur on the first business day following the Expiration Date.
If you are no longer an executive officer, employee or non-employee director of Townsquare or any of our subsidiaries, whether voluntarily, involuntarily, or for any other reason before the Expiration Date, you will not be able to participate in this Exchange Offer. Also, if you change your place of residence to a country where this Exchange Offer is prohibited under local regulations, you will not be able to participate in this Exchange Offer. We will use reasonable efforts to avoid a prohibition, but if prohibited by applicable law or regulation on the Expiration Date, you will not be granted Replacement Options, if at all, until all necessary government approvals have been obtained. We will not be obligated to obtain any such governmental approvals. See Section 14 of this Exchange Offer entitled “Legal Matters; Regulatory Approvals.”
ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EXECUTIVE OFFICER, EMPLOYEE OR NON-EMPLOYEE DIRECTOR OF TOWNSQUARE OR ANY OF OUR SUBSIDIARIES AS DESCRIBED ABOVE ON THE EXPIRATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED YOUR ELIGIBLE OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS EXCHANGE OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF A TERMINATION OF YOUR SERVICE, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF SERVICE.
For purposes of this Exchange Offer, we will be deemed to have accepted all Eligible Options that are validly tendered for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of such options; such notice may be given by email or letter. Subject to our rights to extend, terminate and amend this Exchange Offer, we expect that you will receive your Replacement Option award agreement as soon as administratively practicable after the Replacement Options are granted.

Section 6.	Conditions of this Offer
This Exchange Offer is not conditioned upon a minimum aggregate number of Eligible Options being surrendered for exchange. Notwithstanding any other provision of this Exchange Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend this Exchange Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case subject to certain limitations, if at any time on or after the date of commencement of the Exchange Offer and prior to the Expiration Date any of the following events has occurred, or in our reasonable judgment, has been determined by us to have occurred, regardless of the circumstances giving rise thereto, other than acts or omissions to act by us:
(a)    there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Exchange Offer, the acquisition of some or all of the options tendered for exchange pursuant to this Exchange Offer or the issuance of Replacement Options;
(b)    there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Exchange Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

i.
make the acceptance for exchange of, or issuance of Replacement Options for, some or all of the options tendered for exchange illegal or otherwise restrict or prohibit consummation of this Exchange Offer;

ii.	delay or restrict our ability, or render us unable, to accept for exchange or grant Replacement Options for some or all of the options tendered for exchange; or

iii.	materially and adversely affect the business, condition (financial or other), income, operations or prospects of Townsquare;

(c)    a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us;
(d)     There has occurred:

i.	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

ii.	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

iii.
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

iv.
the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the Exchange Offer, or

v.
in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Composite Index or the Standard & Poor’s 500 Index from the date of commencement of the Exchange Offer;

(e)     There has occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Exchange Offer, other than as contemplated as of the commencement date of this Exchange Offer (as described in Section 12 of this Exchange offer, entitled “Status of Eligible Option Acquired by Townsquare in the Exchange Offer; Accounting Consequences of Offer”);
(f) Any event or events occur that have resulted or are reasonably likely to result, in our reasonable judgment, in a material adverse change in our business, financial condition, assets, income, operations, prospects or stock ownership;
(g) Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Exchange Offer to us (see Section 2 of this Exchange Offer, entitled “Purpose of the Exchange Offer” for a description of the contemplated benefits of the Exchange Offer to us); or

(h)    any of the situations described above existed at the time of commencement of this Exchange Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this Exchange Offer.
If any of the above events occur, we may:

•	Terminate the Exchange Offer and promptly return all tendered Eligible Options to tendering holders;

•	Complete and/or extend the Exchange Offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended expiration date;

•	Amend the terms of the Exchange Offer, subject to compliance with applicable laws; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the Exchange Offer.

The conditions to this Exchange Offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the Expiration Date, other than acts or omissions by us. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our reasonable discretion, whether or not we waive any other condition to this Exchange Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7.	Price Range of Common Stock Underlying the Options
Shares of our Class A common stock are listed for trading on the NYSE under the symbol “TSQ”. The following table presents the quarterly high and low closing prices for our common stock as reported by the NYSE for each quarter within the last three fiscal years and for the first two quarters of the 2018 fiscal year.

FISCAL YEAR	QUARTER ENDED	HIGH	LOW
2015	March 31, 2015	$14.26	$12.02
	June 30, 2015	$14.21	$12.40
	September 30, 2015	$13.98	$9.50
	December 31, 2015	$11.96	$9.72
2016	March 31, 2016	$11.63	$8.90
	June 30, 2016	$11.11	$7.33
	September 30, 2016	$9.78	$7.88
	December 31, 2016	$10.45	$8.20
2017	March 31, 2017	$12.81	$9.63
	June 30, 2017	$12.18	$9.73
	September 30, 2017	$11.43	$9.80
	December 31, 2017	$10.44	$7.01
2018	March 31, 2018	$8.15	$6.55
	June 30, 2018	$8.02	$6.11
AS REPLACEMENT OPTIONS WILL BE ISSUED WITH AN EXERCISE PRICE NOT LESS THAN THE CLOSING PRICE OF OUR COMMON STOCK ON THE NYSE ON THE EXPIRATION DATE, WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

Section 8.	Terms of Replacement Options
Each Replacement Option will be exercisable for the same class of shares of Townsquare common stock (e.g., Class A or Class B shares) as the corresponding Eligible Option that has been surrendered in respect thereof. Each Replacement Option will be granted under our 2014 Incentive Plan, will have a term equal to the remaining term of the corresponding Eligible Option it is replacing and will have an exercise price per share equal to the closing price of our common stock on the NYSE on the day on which the Exchange Offer expires plus $0.50.
The vesting schedule of Replacement Options will depend on the vesting schedule of the Eligible Options for which they were exchanged. Replacement Options will have such vested and unvested portions, as applicable, in proportion to the vested and unvested percentages of the corresponding Eligible Option it is replacing. Replacement Options that are received in exchange for Eligible Options will vest as follows: (i) with respect to the portion of the Eligible Option that has vested as of the date the Replacement Options are granted, a proportionate amount of the Replacement Option will vest upon the issuance thereof and (ii) with respect to the portion of the Eligible Option that has not vested as of the date the Replacement Options are granted, a proportionate amount of the Replacement Option will become vested over the vesting schedule applicable to the Eligible Option for which such option was exchanged.
Please note that Replacement Options received in exchange for Eligible Options that contain special vesting and/or exercise provisions upon a change in control, retirement or otherwise will also contain similar change in control, retirement and/or other provisions, as the case may be. Replacement Options received in exchange for Eligible Options that do not contain such special change in control, and/or other retirement provisions will not contain such provisions. In addition, all Replacement Options will be treated as non-qualified stock options for U.S. federal income tax purposes. Eligible options that we accept for exchange will be cancelled upon our acceptance thereof.
Certain Eligible Options are subject to transfer restrictions that lapse over time as to a portion of the underlying shares of common stock. Whether these transfer restrictions apply to the Replacement Options will depend on the extent to which such transfer restrictions apply to the corresponding Eligible Options for which they were exchanged as follows: (i) with respect to the portion of the Eligible Option that is not subject to transfer restrictions as of the date the Replacement Options are granted, a proportionate amount of the Replacement Option will not be subject to transfer restrictions upon the issuance thereof and (ii) with respect to the portion of the Eligible Option that is subject to transfer restrictions as of the date the Replacement Options are granted, a proportionate amount of the Replacement Option will be subject to transfer restrictions which will lapse over the period such transfer restrictions applicable to the Eligible Option was scheduled to lapse.
U.S. Federal Income Tax Consequences of Options
You should refer to Section 13 of this Exchange Offer entitled “Material U.S. Federal Income Tax Consequences” for a discussion of material U.S. federal income tax consequences of the Replacement Options, as well as the consequences of participating in this Exchange Offer.
Registration of Option Shares
The shares of common stock issuable upon exercise of the Replacement Options have been registered under the Securities Act of 1933, as amended (the “Securities Act of 1933”) on a registration statement on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of Townsquare (as defined under the Securities Act of 1933), you will be able to sell your option shares free of any transfer restrictions. Affiliates may be able to sell their shares under SEC Rule 144 promulgated under the Securities Act of 1933.
Summary of the 2014 Incentive Plan
The following is a description of the material terms of the 2014 Incentive Plan that apply to stock options granted under the 2014 Incentive Plan. This description is subject to, and qualified in its entirety by reference to, the actual provisions of our 2014 Incentive Plan. You are encouraged to consult the 2014 Incentive Plan and the Replacement Option award agreement for complete information about the terms of the Replacement Options. The 2014 Incentive Plan and illustrative forms of Replacement Option award agreements are attached hereto as Exhibits A and B, respectively.
Purpose. In connection with the Company’s initial public offering of shares of Class A common stock in July 2014 (the “IPO”), the Company adopted the 2014 Incentive Plan. The 2014 Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Executive officers, employees and directors of the Company or its subsidiaries, as well as others performing consulting or advisory services for the Company, are be eligible for grants under the 2014 Incentive Plan. The purpose of the 2014 Incentive Plan is to provide incentives that will attract, retain and motivate high performing executive officers, employees, directors and consultants by providing them with appropriate incentives and rewards either through a proprietary interest in the Company’s long-term success or compensation based on their performance in fulfilling their personal responsibilities.
Administration. The 2014 Incentive Plan is administered by the compensation committee of the Board (the “Compensation Committee”). Among the Compensation Committee’s powers is to determine the form, amount and other terms and conditions of awards; clarify, construe or resolve any ambiguity in any provision of the 2014 Incentive Plan or any award agreement; amend the terms of outstanding awards;

and adopt such rules, forms, instruments and guidelines for administering the 2014 Incentive Plan as it deems necessary or proper. The Compensation Committee has the authority to administer and interpret the 2014 Incentive Plan, to grant discretionary awards under the 2014 Incentive Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award, to make all other determinations in connection with the 2014 Incentive Plan and the awards thereunder as the Compensation Committee deems necessary or desirable and to delegate authority under the 2014 Incentive Plan to the Company’s executive officers.
Available Shares. The aggregate number of shares of common stock which may be issued or used for reference purposes under the 2014 Incentive Plan or with respect to which awards may be granted may not exceed 12,000,000 shares, including shares of Class A common stock and Class B common stock underlying options granted in connection with the IPO. The number of shares available for issuance under the 2014 Incentive Plan are subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the outstanding shares of common stock. In the event of any of these occurrences, the Company may make any adjustments it considers appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares that are available for issuance under the 2014 Incentive Plan may be, in whole or in part, either authorized and unissued shares of the Company’s common stock or shares of common stock held in or acquired for the Company’s treasury. In general, if awards under the 2014 Incentive Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards may again be available for the grant of awards under the 2014 Incentive Plan.
Eligibility for Participation. Members of the Board, as well as executive officers and employees of, and consultants to, us or any of the Company’s subsidiaries and affiliates are eligible to receive awards under the 2014 Incentive Plan.
Award Agreement. Awards granted under the 2014 Incentive Plan are evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change of control or conditions regarding the participant’s employment, as determined by the Compensation Committee.
Stock Options. The Compensation Committee may grant nonqualified stock options to eligible individuals and incentive stock options only to eligible employees. The Compensation Committee will determine the number of shares of common stock subject to each option, the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a 10% stockholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of the Company’s common stock at the time of grant or, in the case of an incentive stock option granted to a 10% stockholder, 110% of such share’s fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Compensation Committee at grant and the exercisability of such options may be accelerated by the Compensation Committee.
Change in Control. In connection with a change in control, as defined in the 2014 Incentive Plan, the Compensation Committee may accelerate vesting of outstanding awards under the 2014 Incentive Plan. In addition, such awards may be, in the discretion of the committee, (1) assumed and continued or substituted in accordance with applicable law; (2) purchased by the Company for an amount equal to the excess of the price of a share of the Company’s common stock paid in a change in control over the exercise price of the awards; or (3) cancelled if the price of a share of the Company’s common stock paid in a change in control is less than the exercise price of the award. The Compensation Committee may provide for accelerated vesting or lapse of restrictions of an award at any time.
Stockholder Rights. Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant has no rights as a stockholder with respect to shares of the Company’s common stock covered by any award until the participant becomes the record holder of such shares.
Amendment and Termination. Notwithstanding any other provision of the 2014 Incentive Plan, the Board may at any time amend any or all of the provisions of the 2014 Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise, subject to stockholder approval in certain instances; provided, however, that, unless otherwise required by law or specifically provided in the 2014 Incentive Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.
Transferability. Awards granted under the 2014 Incentive Plan generally are nontransferable, other than by will or the laws of descent and distribution, except that the Compensation Committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.
Recoupment of Awards. The 2014 Incentive Plan provides that awards granted under the 2014 Incentive Plan are subject to any recoupment policy that the Company may have in place or any obligation that it may have regarding the clawback of “incentive-based compensation” under the Exchange Act or under any applicable rules and regulations promulgated by the SEC.
Federal Income Tax Considerations – Non-Qualified Options. A participant recognizes no taxable income and the Company is not entitled to a deduction when a non-qualified option is granted. Upon exercise of a non-qualified option, a participant will recognize ordinary income equal to the excess of the fair market value of the shares received over the exercise price of the non-qualified option, and the Company will be entitled to a corresponding deduction. A participant’s tax basis in the shares of Common Stock received upon exercise of a non-qualified option will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon sale of the shares of Common Stock received upon exercise of a non-qualified option, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the participant’s tax basis in such shares.
Under the 2014 Incentive Plan, payment of the exercise price with respect to non-qualified options may, with the consent of the Plan Committee, be made in whole or in part with shares of Common Stock or restricted stock held by the participant. Payment in Common Stock or restricted stock will be treated as a tax-free exchange of the shares surrendered for an equivalent number of shares of Common Stock received, and the equivalent number of shares received will have a tax basis equal to the tax basis of the surrendered shares. In the case of payment in restricted stock, however, the equivalent number of shares of Common Stock received shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the restricted stock surrendered. The fair market value of shares of Common Stock received in excess of the number of shares surrendered will be treated as ordinary income, and such shares have a tax basis equal to their fair market value on the date of the exercise of the non-qualified option.
Withholding. The Company is entitled to deduct from the payment of any award (whether made in stock or in cash) all applicable income, employment and other taxes required by federal, state, local or foreign law to be withheld or may require the participant to pay such withholding taxes to the Company as a condition of receiving payment of the award. Participants who are subject to the Exchange Act may, and the Plan Committee may allow other participants to, satisfy his or her withholding obligations by directing the Company to retain the number of shares necessary to satisfy the withholding obligation or by delivering shares held by the participant to the Company in an amount necessary to satisfy the withholding obligation.
PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR FEDERAL INCOME TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE STOCK PLAN, AS WELL AS WITH RESPECT TO ANY APPLICABLE STATE, LOCAL OR FOREIGN INCOME TAX OR OTHER TAX CONSIDERATIONS.

Section 9.	Source and Amount of Consideration
We will grant Replacement Options, subject to applicable laws and regulations, in exchange for Eligible Options properly elected to be exchanged by you and accepted by us for exchange. The number of shares of common stock subject to the Replacement Options will be determined using an exchange ratio calculated to result in an aggregate fair value, for accounting purposes, of the Replacement Options approximately equal to the aggregate current fair value of the Eligible Options they replace.
For illustrative purposes, the exchange ratios set forth below were determined using the Black-Scholes option pricing model and are based on, among other things, an assumption that the closing price of our Class A common stock on the Expiration Date is $8.09 (which was the closing price on August 13, 2018), the volatility of our common stock, U.S. treasury rates, the exercise prices of the Eligible Options and the remaining terms of the Eligible Options. We have also included exchange ratios associated with additional closing prices that represent both 7.5% ($8.70) and 15% ($9.30) upward and 7.5% ($7.48) and 15% ($6.88) downward declines in the assumed closing price. We have selected these price ranges based on the range of recent trading prices of our Class A common stock. Please keep in mind, however, that because we cannot know the closing price of our common stock on the Expiration Date, we cannot now determine the exact Exchange Ratios that will apply to the Eligible Options surrendered in the Option Exchange. As a result, the Exchange Ratios applicable to Eligible Options surrendered in the Exchange Offer may differ materially from those set forth below and we are not making any representations about the Exchange Ratios that will apply.

Hypothetical Exchange Ratios for Eligible Options
Eligible Option Date of Grant and Exercise Price	Exchange Ratio - $6.88 Stock Price	Exchange Ratio - $7.48 Stock Price	Exchange Ratio - $8.09 Stock Price	Exchange Ratio - $8.70 Stock Price	Exchange Ratio - $9.30 Stock Price
July 24, 2014 - $9.63	1.574	1.360	1.199	1.073	*
August 22, 2014 - $9.63	1.564	1.354	1.195	1.072	*
September 10, 2014 - $9.63	1.556	1.350	1.193	1.071	*
June 12, 2015 - $9.63	1.475	1.303	1.169	1.063	*
August 19, 2015 - $9.63	1.461	1.294	1.164	1.061	*
August 26, 2015 - $9.63	1.458	1.293	1.164	1.061	*
January 26, 2016 - $8.96	1.576	1.294	1.095	*	*
January 25, 2017 - $10.62	1.512	1.370	1.255	1.162	1.085
December 21, 2017 - $8.24	1.107	1.029	*	*	*

* After factoring in the incremental $0.50, this assumed closing price yields an exercise price for Replacement Options that is greater than the exercise price of the corresponding Eligible Options. Accordingly, any elections to exchange such Eligible Options will be disregarded, and such Eligible Options would remain outstanding in accordance with their current terms.
Because the Black-Scholes option pricing model takes into account the closing price of our Class A common stock on the Expiration Date, the Black-Scholes value of the Replacement Options and Eligible Options, as well as the exact exchange ratios, will not be known until shortly after 4:00 p.m., Eastern Time, on the Expiration Date. After 4:00 p.m., Eastern Time, on the Expiration Date, we will distribute by e-mail to all Eligible Participants the exact Exchange Ratios to be used in the Exchange Offer.
To ensure that Eligible Participants have the information needed to make an informed decision regarding the number of shares underlying Replacement Options that will be granted for surrendered Eligible Options, after the NYSE closes on each of the ten trading days preceding (and inclusive of) the Expiration Date, the Company will post on its Intranet the indicative Exchange Ratios that would have applied if the Exchange Offer had expired on such day. Additionally, after the close of the third trading day prior to the expiration of the Exchange Offer, we will update the table of hypothetical Exchange Ratios based upon the actual closing price of our Class A common stock on such date and will amend the Schedule TO, as amended, in order to include the updated table. This amended Schedule TO will be filed with the SEC and the Exchange Offer will be furnished to Eligible Participants. Finally, after NYSE closes on the Expiration Date (but in no event after 5:00 p.m., Eastern Time on such date), we will deliver to Eligible Participants by email a notification of the closing price of our Class A common stock for that day, the exercise price of the Replacement Options (which will be the closing price of our Class A common stock on the Expiration Date, plus $0.50) and the final Exchange Ratios for the Eligible Options.
We will not grant any Replacement Options to purchase fractional shares and we will not pay cash for fractional shares. Instead, if the applicable Exchange Ratio yields a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option.
The Eligible Options were issued under the 2014 Incentive Plan, which became effective in connection with the Company’s IPO. As of August 13, 2018, Eligible Options outstanding under the 2014 Incentive Plan were exercisable for approximately 8.0 million shares of our common stock. If 100% of Eligible Options were to be exchanged and Replacement Options granted in accordance with the exchange ratios set out above, the number of shares underlying such Replacement Options would be approximately 6.9 million.
SUBJECT TO APPLICABLE LAW, NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE REPLACEMENT OPTION GRANT DATE OR AFTER THAT DATE.

Section 10.	Information Concerning Townsquare; Financial Information
Information Concerning Townsquare.
Townsquare Media is a radio, digital media, entertainment and digital marketing solutions company principally focused on being the premier local advertising and marketing solutions platform in small and mid-sized markets across the United States. As of June 30, 2018, our assets included 320 radio stations and more than 330 local websites in 67 U.S. markets, a digital marketing solutions company serving approximately 13,650 small to medium sized businesses, a proprietary digital programmatic advertising platform and approximately 200 live events with over one million attendees each year. Our brands include local media assets such as WYRK, KLAQ, K2 and NJ101.5; iconic regional and national events such as music festivals the Taste of Country Music Festival, WE Fest, Country Jam, the Boise Music Festival, the Red Direct BBQ & Music Festival and Taste of Fort Collins; and leading tastemaker music and entertainment websites such as XXLmag.com, TasteofCountry.com and Loudwire.com.
Our principal executive offices are located at 240 Greenwich Avenue, Greenwich, Connecticut 06830, and our telephone number is (203) 861-0900. Our principal website address is https://townsquaremedia.com. Information contained on our website does not constitute part of, and is not incorporated by reference into, The Exchange Offer.
Financial Information.
For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your Eligible Options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section 17 of this Exchange Offer, entitled “Additional Information”, for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports. For information regarding the accounting consequences of the Exchange Offer, see Section 12 of this Exchange Offer entitled, “Status of Eligible Options Acquired by Townsquare in the Exchange Offer; Accounting Consequences of Offer.”

Section 11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities
The members of our Board and our executive officers, and their respective positions and offices as of July 18, 2018, are set forth in the following table (with the address of each of the persons set forth being is 240 Greenwich Avenue, Greenwich, Connecticut 06830):

Name	Age	Position and Offices Held
Steven Price	56	Executive Chairman of the Board
Dhruv Prasad	40	Co-Chief Executive Officer and Director
Bill Wilson	50	Co-Chief Executive Officer and Director
Stuart Rosenstein	57	Executive Vice President and Chief Financial Officer
Erik Hellum	53	Chief Operating Officer, Local Marketing Solutions
Scott Schatz	39	Executive Vice President, Finance, Operations and Technology
Claire Yenicay	34	Executive Vice President, Investor Relations and Corporate Communications
Michael Josephs	42	Executive Vice President, Business Development and Mergers & Acquisitions
Christopher Kitchen	45	Executive Vice President and General Counsel
Stephen Kaplan	59	Director
B. James Ford	49	Director
Gary Ginsberg	55	Director
David Lebow	56	Director
David Quick	38	Director

As of July 13, 2018, our current executive officers and members of our Board as a group held unexercised stock options to purchase an aggregate of 7,046,186 shares of our common stock under the 2014 Incentive Plan, which represented approximately 72.6% of the shares subject to all outstanding options under the 2014 Incentive Plan. Of the 7,046,186 unexercised stock options held by our current non-employee directors and executive officers, approximately 83.0% are Eligible Options, representing approximately 72.6% of the approximately 8.0 million outstanding options eligible for the Option Exchange (and 100% of the Eligible Options that are exercisable for shares of our Class B common stock). Of the Eligible Options held by our named executive officers, all are exercisable for shares of our Class B common stock, with the exception of Bill Wilson, who holds 656,005 Eligible Options exercisable for shares of our Class A common stock.
The percentages in the table below are based on the total number of outstanding stock options to purchase our common stock under the 2014 Incentive Plan as of July 13, 2018. We do not have any other equity compensation plan other than the 2014 Incentive Plan.

Name	Number of Shares Subject to Options Outstanding	Percentage of Total Shares Subject to Outstanding Options (1)	Number of Shares Subject to Options Outstanding Eligible for Option Exchange	Percentage of Total Outstanding Shares Subject to Options Eligible for Option Exchange (2)
Dhruv Prasad	1,206,005	12.4%	656,005	8.1%
Bill Wilson	1,256,005	12.9%	656,005	8.1%
Steven Price	2,174,019	22.4%	2,174,019	27.0%
Stuart Rosentstein	1,237,009	12.7%	1,187,009	14.7%
Scott Schatz	328,002	3.4%	328,002	4.1%
Other Executive Officers as a Group	773,032	8.0%	773,032	9.6%
Non-Employee Directors	72,114	0.7%	72,114	0.9%

(1)	Determined by dividing the number of stock options held by the individual or group, as applicable, by 9,711,285, which is the total number of outstanding stock options as of July 13, 2018.
(2)
Determined by dividing the number of stock options held by the individual or group, as applicable, that are eligible for the Option Exchange by 8,049,769, which is the total number of outstanding stock options that as of July 13, 2018 are eligible for the Option Exchange.

Other than as described below and transactions in the Company’s securities in the ordinary course under the 2014 Incentive Plan with persons who are not currently executive officers or directors of the Company, neither the Company or its subsidiaries nor, to the best of the Company’s knowledge and based on transactions that have been publicly reported, the Company’s executive officers, directors or affiliates have effected transactions in options to purchase the Company’s common stock or in shares of the Company’s common stock during the 60 days prior to July 18, 2018. None of the options listed in the transactions below are Eligible Options and none of the shares of our Class A or Class B common stock listed in the transactions below are eligible for the Exchange Offer.

Date	Description of transaction
June 27, 2018	Scott Schatz received 1,302 shares of our Class B common stock as a result of the dissolution and distribution of the assets of Five Wire Media Ventures, LLC, of which he was a non-managing member
June 27, 2018	Dhruv Prasad received 1,627 shares of our Class B common stock as a result of the dissolution and distribution of the assets of Five Wire Media Ventures, LLC, of which he was a non-managing member
June 27, 2018
Stuart Rosenstein received 54,243 shares of our Class B common stock as a result of the dissolution and distribution of the assets of Five Wire Media Ventures, LLC, of which he was a non-managing member

June 27, 2018	Steven Price received 65,092 shares of our Class B common stock as a result of the dissolution and distribution of the assets of Five Wire Media Ventures, LLC, of which he was a non-managing member
June 27, 2018
The 1998 Price Descendants Trust (of which Mr. Price is a trustee and may be deemed to have beneficial ownership of the shares held therein) received 440,239 shares of our Class B common stock as a result of the dissolution and distribution of the assets of Five Wire Media Ventures, LLC, of which Mr. Price was a member

June 19, 2018	Scott Schatz acquired 1,000 shares of our Class A common stock through open market purchases at a price of $6.4594 per share
June 6, 2018	Erik Hellum acquired 2,500 shares of our Class A common stock through open market purchases at a price of $6.38 per share
June 4, 2018	Bill Wilson acquired 5,000 shares of our Class A common stock through open market purchases at a price of $6.15 per share
June 4, 2018	Dhruv Prasad acquired 5,000 shares of our Class A common stock through open market purchases at a price of $6.19 per share
May 31, 2018
Bill Wilson received a grant of 600,000 options to purchase shares of our Class A common stock at an exercise price of $6.31 per share and 400,000 restricted shares of our Class A common stock under the 2014 Incentive Plan

May 31, 2018	Dhruv Prasad received a grant of 550,000 options to purchase shares of our Class B common stock at an exercise price of $6.31 per share under the 2014 Incentive Plan
May 31, 2018	Stuart Rosenstein received a grant of 50,000 options to purchase shares of our Class B common stock at an exercise price of $6.31 per share under the 2014 Incentive Plan
For more detailed information on the beneficial ownership of our common stock, you can consult the information statement relating to the Option Exchange, which we filed with the SEC on Schedule 14C on July 18, 2018.
Except as otherwise described below and elsewhere in the Exchange Offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.
Executive Chairman Agreement with Mr. Price. In connection with Mr. Price’s transition to Executive Chairman of the Board, he and the Company entered into a letter agreement (the “Executive Chairman Agreement”) on October 16, 2017 that provides for an annual base salary of $500,000. The transition to Executive Chairman did not affect Mr. Price’s annual bonus for 2017, but any bonus for 2018 and thereafter will be discretionary. The Executive Chairman Agreement provides that if, at the Board’s election, Mr. Price’s service as Executive Chairman ends before October 16, 2018, he will receive a lump sum payment in respect of the annual base salary he would have received had he continued to serve as Executive Chairman through such date. Upon cessation of Mr. Price’s service as Executive Chairman, all of his unvested stock options will vest and remain exercisable for five years (or if earlier, until the stated term of the award). Mr. Price, under the terms of the Executive Chairman Agreement, is subject to customary non-solicitation and non-competition covenants for the duration of his service as Executive Chairman and for a period of twelve months and six months thereafter, respectively.
Employment Agreements with Messrs. Wilson, Prasad and Rosenstein: Each of Messrs. Wilson, Prasad and Rosenstein entered into an employment agreement with the Company (each, an “Employment Agreement”) on October 16, 2017. Each Employment Agreement provides for an initial term of three years and thereafter, the term will extend automatically for consecutive periods of one year unless either party provides notice of non-renewal. The Employment Agreements establish each executive’s initial base salary and target annual bonus at the following levels: for Mr. Wilson, initial annual base salary of $900,000 and a target annual bonus of $500,000; for Mr. Prasad, an initial annual base salary of $750,000 and a target annual bonus of $400,000 and for Mr. Rosenstein, an initial annual base salary of $750,000 and a target annual bonus of $450,000.
In the event of termination without “Cause” or resignation for “Good Reason” each of Messrs. Wilson, Prasad and Rosenstein will be eligible to receive severance benefits including payments equal to one times the sum of the executive’s respective base salary and target annual bonus (two times if the termination occurs within 12 months after a Change in Control (as defined in the 2014 Incentive Plan) or in anticipation of a Change in Control), a prorated portion of the bonus for the year of termination and 12 months of equity acceleration. Each of Messrs. Wilson, Prasad and Rosenstein are subject to perpetual confidentiality and non-disparagement covenants and customary non-solicitation and non-competition covenants that apply during the executive’s employment with the Company and for a period of twelve months following a termination that occurs during the term of the Employment Agreement.

Section 12.	Status of Eligible Options Acquired by Townsquare in the Exchange Offer; Accounting Consequences of Offer
All Eligible Options surrendered as part of this Option Exchange will be cancelled upon expiration of the Exchange Offer and, in accordance with the terms of our 2014 Incentive Plan, all cancelled stock options originally issued under such plan will be available for future issuance in accordance with the terms thereof.
We account for share-based payments in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC Topic 718”). Under ASC Topic 718, including the provisions of ASU 2017- 09, we will recognize incremental compensation expense (or benefit), if any, resulting from the Replacement Options granted in the Exchange Offer. This Option Exchange is intended to be materially “cost neutral” from an accounting standpoint. To be cost neutral, the value of the stock options surrendered as calculated immediately prior to their surrender must be approximately equal to the value of the new stock options received by employees and directors in the Exchange Offer. We use the Black-Scholes option pricing model to estimate the fair value of all stock options granted to executive officers, employees and directors and have used that model in constructing the provisions of the Option Exchange.
The incremental compensation cost (benefit) will be measured as the excess (or deficit), if any, of the fair value of each award of Replacement Options granted to participants in exchange for surrendered Eligible Options, measured as of the date the Replacement Options are granted, over the fair value of the Eligible Options surrendered in exchange for the Replacement Options, measured immediately prior to the exchange.

We expect that the compensation cost (benefit) associated with the Option Exchange will be immaterial. Please note that because these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of any incremental compensation expense that may result from the Exchange Offer.

Section 13.	Material U.S. Federal Income Tax Consequences
CIRCULAR 230 DISCLAIMER: THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
The following is a summary of the material U.S. federal income tax consequences of the exchange of Eligible Options for Replacement Options pursuant to the Offer for those eligible executive officers, employees and non-employee directors subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code of 1986, as amended, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. This summary does not address applicable state or local taxes to which you may be subject.
If you are a citizen or resident of, or are otherwise subject to the tax laws of, another country, or change your residence or citizenship during the term of this Offer, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United States apply to your specific situation.
Based on U.S. federal income tax laws in effect on July 18, 2018, the Exchange Offer should be treated as a non-taxable exchange for U.S. federal income tax purposes, and we and our participating Eligible Participants should recognize no income for U.S. federal income tax purposes upon the surrender of Eligible Options and grant of Replacement Options.
Upon exercise of a Replacement Option that is a non-qualified stock option, the Eligible Participant will recognize ordinary taxable income in an amount equal to the difference between the exercise price paid and the fair market value of the stock on the date of exercise. Subject to the deduction limitations of Section 162(m) of the Code (to the extent applicable thereto), the Company will be entitled to a concurrent income tax deduction equal to the ordinary income recognized by the Eligible Option holder.
IF YOU RESIDE OUTSIDE THE UNITED STATES THE INFORMATION CONTAINED IN THIS SECTION MAY NOT BE APPLICABLE TO YOU. YOU ARE ADVISED TO CONSULT WITH AN APPROPRIATE PROFESSIONAL ADVISOR AS TO HOW LOCAL TAX OR OTHER LAWS OF YOUR COUNTRY OF RESIDENCE APPLY TO YOUR SPECIFIC SITUATION. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCES AND INDIVIDUAL FOREIGN JURISDICTIONS.
WE ENCOURAGE ALL ELIGIBLE PARTICIPANTS TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

Section 14.	Legal Matters; Regulatory Approvals
We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or antitrust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible stock options and issuance of Replacement Options as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our Replacement Options as contemplated in the Exchange Offer. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek the required approval or take other required action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Offer to accept surrendered eligible stock options for exchange and to issue Replacement Options would be subject to obtaining any required governmental approval.

Section 15.	Extension of the Exchange Offer; Termination; Amendment
We expressly reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options surrendered to us by disseminating notice of the extension to Eligible Participants by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled expiration date of the Exchange Offer, and the cancellation date and the Replacement Option grant date will be similarly extended. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.
We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6 of this Exchange Offer, entitled “Conditions to Completion of this Offer,” by disseminating notice of the termination or amendment to eligible participants by public announcement, oral or written notice or otherwise as permitted by applicable law.
Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in Section 6 of this Exchange Offer, entitled “Conditions of this Exchange Offer,” has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the expiration date of the Exchange Offer. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to eligible participants in a manner reasonably designed to inform eligible participants of such change and will be filed with the SEC as an amendment to the Schedule TO.
If we materially change the terms of the Exchange Offer or the information relating to the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer in accordance with applicable legal requirements. The amount of time by which we will extend the Exchange Offer following a material change in the terms of the Exchange Offer or information relating to the Exchange Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Exchange Offer, we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements. If the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such material changes is first published, sent or given, we will extend the Exchange Offer so that the Exchange Offer is open at least 10 business days following the publication, sending or giving of such notice.

Section 16.	Fees and Expenses
We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of Eligible Options pursuant to the Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Offer.

Section 17.	Additional Information
We have filed with the SEC a Schedule TO with respect to the Exchange Offer. This Exchange Offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with (or in some cases “furnished” to) the SEC before making a decision on whether to surrender your eligible stock options for exchange:
(a)    Our Annual Report on Form 10-K for our fiscal year ended December 31, 2017, filed with the SEC on March 13, 2018;
(b)    Our Definitive Proxy Statement for our 2018 Annual Meeting, filed with the SEC on April 3, 2018;
(c)    Our Definitive Information Statement, filed with the SEC on July 18, 2018;
(d)    Our Quarterly Report on 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 8, 2018;
(e)    Our Registration Statement on Form S-8 (File No. 333-205366), filed with the SEC on June 30, 2015;
(f)    Our Current Reports on Form 8-K (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with the SEC rules and regulations) filed with the SEC on, March 7, 2018, March 13, 2018, May 3, 2018, May 8, 2018, May 17, 2018, May 29, 2018, June 4, 2018, and August 8, 2018; and
(g)    the description of common stock contained in our Registration Statement on Form S-1, filed with the SEC on June 24, 2014, together with any amendments or reports filed for the purpose of updating such description.
We encourage you to review the filings we make with the SEC through the expiration date.
These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at http://www.sec.gov. These filings may also be examined, and copies may be obtained, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.
We will also provide without charge to each person to whom a copy of this Exchange Offer document is delivered, upon request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be e-mailed to optionexchange@townsquaremedia.com or contacting Chris Kitchen, EVP and General Counsel, at (203) 861-0903.
The information relating to Townsquare in this Exchange Offer document should be read together with the information contained in the documents to which we have referred you.

Section 18.	Miscellaneous; Forward Looking Statements
This Exchange Offer and our SEC reports referred to above include “forward-looking statements.” These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in our most recently filed report on Form 10-K or Form 10-Q.
The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.
We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Exhibit A
2014 OMNIBUS INCENTIVE PLAN
See Exhibit (d)(1)

Exhibit B
FORMS OF REPLACEMENT OPTION AWARD AGREEMENTS
See Exhibit (a)(1)(M) and Exhibit (a)(1)(N)